Exhibit 99.2

Table of Contents

Index to Financial Statements

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FLEETWOOD ENTERPRISES, INC.

FLEETWOOD ENTERPRISES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

(Unaudited)

	13 Weeks Ended
	July 27, 2008	July 29, 2007

Net sales:
RV Group	$167,260	$344,088
Housing Group	122,652	144,234
	289,912	488,322

Cost of products sold	253,165	415,934
Gross profit	36,747	72,388

Operating expenses	60,062	71,282
Other operating (income) expense, net	(82)	(4,587)
	59,980	66,695
Operating income (loss)	(23,233)	5,693

Other income (expense):
Investment income	861	1,317
Interest expense	(4,992)	(5,516)
	(4,131)	(4,199)

Income (loss) from continuing operations before income taxes	(27,364)	1,494
Provision for income taxes	(406)	(3,805)

Loss from continuing operations	(27,770)	(2,311)
Loss from discontinued operations, net	(1,308)	(35)

Net loss	$(29,078)	$(2,346)

Basic and diluted loss per common share:
Loss from continuing operations	$(.41)	$(.04)
Loss from discontinued operations	(.01)	—
Net loss per common share	$(.42)	$(.04)

Weighted average common shares	68,476	64,160

See accompanying notes to condensed consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 27, 2008	April 27, 2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$60,698	$58,262
Restricted cash (Note 2)	—	16,790
Marketable investments	24,959	25,087
Receivables	82,909	102,421
Inventories	159,598	139,813
Deferred taxes	10,532	10,374
Assets of discontinued operations	—	22,021
Other current assets	11,311	7,815

Total current assets	350,007	382,583

Property, plant and equipment, net	143,945	146,573
Deferred taxes	46,190	46,348
Cash value of company-owned life insurance	12,418	13,125
Other assets	37,580	36,942

Total assets	$590,140	$625,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$23,914	$27,701
Employee compensation and benefits	30,158	32,253
Product warranty reserves	28,974	32,898
Insurance reserves	12,807	12,508
Accrued interest	5,810	5,232
Liabilities of discontinued operations	—	21,037
Short-term borrowings	4,482	9,568
5% convertible senior subordinated debentures	100,000	100,000
Other current liabilities	29,624	33,690

Total current liabilities	235,769	274,887

Deferred compensation and retirement benefits	27,757	28,139
Product warranty reserves	14,719	15,283
Insurance reserves	34,777	34,838
6% convertible subordinated debentures	160,142	160,142
Other long-term borrowings	11,306	16,145
Other non-current liabilities	9,587	9,869

Total liabilities	494,057	539,303

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1 par value, authorized 10,000,000 shares, none outstanding	—	—
Common stock, $.01 par value, authorized 300,000,000 shares, outstanding 76,257,000 at July 27, 2008, and 64,257,000 at April 27, 2008	763	643
Additional paid-in capital	601,583	562,656
Accumulated deficit	(505,285)	(476,207)
Accumulated other comprehensive loss	(978)	(824)
	96,083	86,268
Total liabilities and shareholders’ equity	$590,140	$625,571

See accompanying notes to condensed consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	13 Weeks Ended
	July 27, 2008	July 29, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(27,770)	$(2,311)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation expense	3,834	4,871
Amortization of financing costs	491	370
Stock-based compensation expense	576	452
Gain on sale of property, plant and equipment	(374)	(5,361)
Asset impairment	—	775
Deferred taxes	—	2,813
Changes in assets and liabilities—
Receivables	19,512	(8,134)
Inventories	(19,785)	(8,652)
Cash value of company-owned life insurance	707	541
Other assets	(4,621)	(1,781)
Accounts payable	(3,787)	(4,825)
Accrued interest	578	(1,722)
Employee compensation and benefits	(2,477)	(1,533)
Product warranty reserve	(4,488)	(1,927)
Other liabilities	(3,859)	(3,811)
Net cash used in operating activities	(41,463)	(30,235)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities available-for-sale	(201)	(2,484)
Proceeds from sale of investment securities available-for-sale	171	2,121
Purchases of property, plant and equipment	(2,122)	(2,083)
Proceeds from sales of property, plant and equipment	1,039	6,705
Change in restricted cash	16,790	—
Net cash provided by investing activities	15,677	4,259

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net	38,471	—
Changes in short-term borrowings	(3,085)	(2,468)
Borrowings of long-term debt	—	3,928
Payments made on long-term debt	(6,840)	(1,267)
Proceeds from exercise of stock options	—	793
Net cash provided by financing activities	28,546	986

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(10,964)	(839)
Net cash provided by (used in) investing activities	10,640	(11)
Net cash used in financing activities	—	—
Net cash used in discontinued operations	(324)	(850)

Foreign currency translation adjustment	—	248
Net change in cash and cash equivalents	2,436	(25,592)
Cash and cash equivalents at beginning of period	58,262	52,127
Cash and cash equivalents at end of period	$60,698	$26,535

See accompanying notes to condensed consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES
IN SHAREHOLDERS’ EQUITY
(Amounts in thousands)

(Unaudited)

					Accumulated
	Common Stock		Additional		Other	Total
	Number of Shares	Amount	Paid-In Capital	Accumulated Deficit	Comprehensive Loss	Shareholders’ Equity

Balance April 27, 2008	64,257	$643	$562,656	$(476,207)	$(824)	$86,268

Comprehensive loss:

Net loss				(29,078)		(29,078)

Other comprehensive loss:

Investment securities, net of taxes					(154)	(154)

Comprehensive loss						(29,232)

Common stock issued	12,000	120	38,351			38,471

Share-based compensation expense			576			576

Balance July 27, 2008	76,257	$763	$601,583	$(505,285)	$(978)	$96,083

See accompanying notes to condensed consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

July 27, 2008
(Unaudited)

1)             Basis of Presentation

Fleetwood Enterprises, Inc. (“Fleetwood” or “the Company”) is a manufacturer of recreational vehicles and factory-built housing. In addition, Fleetwood operates three supply companies that provide components for the recreational vehicle and housing operations, while also generating outside sales.

Fleetwood’s business began in 1950 through the formation of a California corporation, which reincorporated in Delaware in September 1977. Fleetwood conducts manufacturing activities in 14 states within the U.S., and operates one facility in Mexico.

The consolidated financial statements have been prepared by Fleetwood according to the rules and regulations of the Securities and Exchange Commission. The accompanying financial statements consolidate the accounts of Fleetwood and its wholly owned subsidiaries and have been prepared on a going concern basis. All significant intercompany balances and transactions have been eliminated. Certain amounts previously reported have been reclassified to conform to Fleetwood’s fiscal 2009 presentation.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure and reported amounts of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing these financial statements include accrued warranty costs, depreciable lives, insurance reserves, accrued postretirement healthcare benefits, legal reserves, repurchase reserves, the deferred tax asset valuation allowance and the assumptions used to determine the expense recorded for share-based payments.

As a result of recent industry and macroeconomic conditions, including a tightening of retail credit, high fuel prices, weak consumer confidence and contracting dealer inventory levels, Fleetwood has experienced a significant reduction in recreational vehicle revenues and this decline has adversely affected current results of operations and liquidity. Based on Fleetwood’s most recent operating plan for the fiscal year ending April 26, 2009, management believes that existing working capital and continued availability under the secured credit facility will provide Fleetwood with the ability to fund its operations throughout the period covered by the plan. This ability is based, in part, upon the successful execution of Fleetwood’s current operating plan and management’s belief that it will be able to (i) maintain ongoing compliance with all provisions of the secured credit facility, as described in Notes 7 and 11, such that the secured credit facility will continue to be accessible; and (ii) satisfactorily complete the exchange offer described in Note 11 and repurchase any untendered 5% convertible senior subordinated debentures with common stock. If Fleetwood were to have insufficient authorized shares to satisfy the repurchase of untendered debentures, the debentures and the secured credit facility would be in default and lenders could accelerate debt or take other actions that could significantly restrict its ability to operate. Actual results could differ from management’s current expectations and these differences may require revisions to Fleetwood’s operating plan or the need to seek alternative financing.

In the opinion of Fleetwood’s management, the accompanying consolidated financial statements include all normal recurring adjustments necessary for a fair presentation of the financial position at July 27, 2008, and the results of operations for the 13-week period ended July 27, 2008. The condensed consolidated financial statements do not include certain footnotes and financial information normally presented annually under U.S. generally accepted accounting principles and, therefore, should be read in conjunction with Fleetwood’s Annual Report on Form 10-K for the year ended April 27, 2008. Fleetwood’s businesses are seasonal and its results of operations for the 13-week periods ended July 27, 2008 and July 29, 2007, respectively, are not necessarily indicative of results for the full year.

Recent Accounting Pronouncements

GAAP Hierarchy

In May 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Fleetwood does not expect the adoption of SFAS No. 162 to have a material effect on its results of operations and financial position.

Convertible Debt

In May 2008, the FASB issued FASB Staff Position (FSP) Accounting Principles Board (APB) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis and will be adopted by Fleetwood in the first quarter of fiscal 2010. Fleetwood is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its results of operations and financial position.

Noncontrolling Interests

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and will be adopted by Fleetwood in the first quarter of fiscal 2010. Fleetwood does not expect the adoption of SFAS No. 160 to have a material effect on its results of operations and financial position.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115,” which permits an entity to measure many financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. The statement also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. This statement is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 was effective for Fleetwood as of the beginning of fiscal 2009. Fleetwood has not elected to measure financial assets or liabilities at fair value that previously had not been recorded at fair value.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement where the FASB has previously determined that under those pronouncements fair value is the appropriate measurement. This statement does not require any new fair value measurements but may require companies to change current practice. This statement is effective for fiscal years beginning after November 15, 2007. Fleetwood adopted SFAS No. 157 as of the beginning of fiscal 2009, and its adoption did not have a material effect on its results of operations and financial position. In February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP FAS 157-2 became effective for Fleetwood upon adoption of SFAS No. 157 as of the beginning of fiscal 2009.

2)             Supplemental Financial Information

Restricted Cash:

Restricted cash consisted of proceeds from the sale of property that was designated as collateral for Fleetwood’s secured credit facility. Following the perfection of liens on substitute collateral, all restrictions lapsed effective May 23, 2008, and the related cash balance was reclassified to “Cash and cash equivalents.”

Fair Value:

Fleetwood utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Marketable investments are recorded at fair value on a recurring basis. Additionally, from time to time, Fleetwood may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. Under SFAS 157, Fleetwood groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets. Fleetwood carries the majority of its marketable investments at Level 1 fair value.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Fleetwood does carry some of its marketable investments at Level 2 fair value.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques. Fleetwood does not have any assets or liabilities carried at Level 3 fair value.

The following table presents, for each of the fair value hierarchy levels required under SFAS No. 157, Fleetwood’s assets that are measured at fair value on a recurring basis at July 27, 2008:

	Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Amounts in millions)

Marketable investments	$25.0	$23.0	$2.0	$—

Realized gains on the sales of marketable investments are included in Investment income. For the three months ended July 27, 2008 and July 29, 2007, there were no realized gains or losses. Unrealized gains and losses on marketable investments are included in Accumulated other comprehensive loss. For the three months ended July 27, 2008, there was an unrealized loss of $213,000 and for the three months ended July 29, 2007, there was an unrealized gain of $251,000.

Earnings Per Share:

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Stock options, restricted stock units, and convertible securities were determined to be anti-dilutive for the quarter ended July 27, 2008. The table below shows the components for the calculation of basic and diluted loss per share for the fiscal quarters ended July 27, 2008 and July 29, 2007 (amounts in thousands):

	13 Weeks Ended
	July 27, 2008	July 29, 2007

Basic and diluted –

Loss from continuing operations	$(27,770)	$(2,311)
Loss from discontinued operations	(1,308)	(35)

Net loss	$(29,078)	$(2,346)

Weighted average shares outstanding used for basic and diluted loss per share	68,476	64,160

Anti-dilutive securities outstanding are as follows (amounts in thousands):

	July 27, 2008	July 29, 2007

Options and warrants	4,900	4,079

Restricted stock and restricted stock units	110	79

6% convertible subordinated debentures	3,104	3,104

5% convertible senior subordinated debentures	8,503	8,503

Common stock reserved for future issuance at July 27, 2008 was 16,617 shares.

Equity offering:

On June 25, 2008, Fleetwood closed an underwritten public offering of 12,000,000 shares of common stock at a price of $3.40 per share. Fleetwood also granted the underwriter a 30-day option to purchase up to 1,800,000 additional shares of common stock to cover overallotments, which was not exercised.

Postretirement Healthcare Benefits:

Fleetwood provides healthcare benefits to certain retired employees from date of retirement to when they become eligible for Medicare coverage or reach age 65, whichever is sooner. Employees become eligible for benefits after meeting certain age and service requirements. The cost of providing retiree healthcare benefits is actuarially determined and accrued over the service period of the active employee group.

The net periodic postretirement benefit cost was not significant for either of the quarters ended July 27, 2008 or July 29, 2007. The total amount of employer’s contributions expected to be paid during the current fiscal year is $501,000.

Inventory Valuation:

Inventories are valued at the lower of cost (first-in, first-out) or market. Work in process and finished goods costs include materials, labor, and manufacturing overhead. Inventories consist of the following (amounts in thousands):

	July 27, 2008	April 27, 2008
Manufacturing inventory-
Raw materials	$95,531	$88,798
Work in process	32,265	34,810
Finished goods	31,802	16,205

	$159,598	$139,813

Property, Plant and Equipment, Net:

Property, plant and equipment is stated at cost, net of accumulated depreciation, and consists of the following (amounts in thousands):

	July 27, 2008	April 27, 2008

Land	$13,317	$13,479
Buildings and improvements	233,769	234,472
Machinery and equipment	140,705	141,683
	387,791	389,634
Less accumulated depreciation	(243,846)	(243,061)

	$143,945	$146,573

Included in the above table as of July 27, 2008, were three idle plants that met the held-for-sale criteria under the applicable accounting guidance. As such, those facilities were recorded at the lower of their carrying value or their estimated fair value, less expected costs to sell. In aggregate, the three facilities’ carrying costs included in the amounts above were $1.5 million of land and land improvements and $7.1 million of buildings and building improvements. The three facilities that were classified as held for sale were manufactured housing plants. All of these facilities are expected to be sold to third parties within the next year.

Product Warranty Reserve:

Fleetwood typically provides retail buyers of its products with a one-year warranty covering defects in material or workmanship, with longer warranties on certain structural components. This warranty period typically commences upon delivery to the end user of the product. Fleetwood records a liability based on the best estimate of the amounts necessary to settle existing and future claims on products sold as of the balance sheet date. Factors used in estimating the warranty liability include a history of units sold to customers, the average cost incurred to repair a unit, and a profile of the distribution of warranty expenditures over the warranty period. The historical warranty profile is used to estimate the classification of the reserve between long-term and short-term on the balance sheet.

Changes in Fleetwood’s product warranty liability are as follows (amounts in thousands):

	13 Weeks Ended
	July 27, 2008	July 29, 2007
Balance, beginning of period	$48,181	$63,481
Warranties issued and changes in the estimated liability during the period	10,726	12,721
Settlements made during the period	(15,214)	(14,648)

Balance, end of period	$43,693	$61,554

Comprehensive Loss:

Comprehensive loss includes all revenues, expenses, gains, and losses that affect the capital of Fleetwood aside from issuing or retiring shares of stock. Net loss is one component of comprehensive loss. Based on Fleetwood’s current activities, the only other components of comprehensive loss consist of foreign currency translation gains or losses, changes in the unrealized gains or losses on marketable securities, and unrealized actuarial gains and losses relating to defined benefit plans.

The difference between net loss and total comprehensive loss is shown below (amounts in thousands):

	13 Weeks Ended
	July 27, 2008	July 29, 2007
Net loss	$(29,078)	$(2,346)
Foreign currency translation	—	248
Unrealized loss on investments	(154)	(65)

Comprehensive loss	$(29,232)	$(2,163)

3)             Segment Information

Information with respect to operating segments is shown below (amounts in thousands):

	13 Weeks Ended
	July 27, 2008	July 29, 2007

REVENUES:

RV Group	$167,260	$344,088
Housing Group	122,652	144,234

	$289,912	$488,322
OPERATING INCOME (LOSS):

RV Group	$(23,809)	$1,883
Housing Group	2,484	5,475
Corporate and other	(1,908)	(1,665)

	$(23,233)	$5,693

4)            Other Operating Income, net

Other operating income, net for the quarter ended July 27, 2008 consisted of a $0.4 million gain from the sale of fixed assets offset by $0.3 million in restructuring costs. The prior year amount consisted of a $5.4 million gain from the sale of an idle RV facility, partially offset by a $0.8 million of impairment charges related to an idle RV facility.

5)            Income Taxes

The current quarter tax provision consisted of state tax liabilities in several states, with no offsetting tax benefits in others.

The prior year first quarter tax provision was principally due to a $2.8 million non-cash adjustment to the carrying amount of the deferred tax asset as a result of the decision to market for sale a property used by one of our supply businesses. This reduced unrealized gains that would otherwise be available to support the carrying value of the deferred tax asset. The remainder of the tax provision related to state tax liabilities.

At July 27, 2008 and April 27, 2008, Fleetwood has identified unrealized sources of income, sufficient to support a deferred tax asset of $56.7 million.

Fleetwood had a $4.6 million reserve for uncertain income tax positions as of July 27, 2008. Changes to the reserve during the three months ended July 27, 2008 were not material. The net amount of $4.6 million, if recognized, would favorably affect Fleetwood’s effective tax rate. Included in the reserve was $1.3 million of interest and penalties related to uncertain tax positions. Fleetwood’s policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax expense.

Fleetwood strives to resolve open matters with each tax authority at the examination level and could reach agreement with them at any time. While Fleetwood has accrued for amounts it believes are the expected results, the final outcome with a taxing authority may be a tax liability that is more or less than that reflected in the financial statements. Furthermore, Fleetwood may later decide to challenge any assessments, if made, and may exercise its right to appeal.

Unrecognized tax positions are reviewed quarterly and adjusted as events occur that affect potential liabilities for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by taxing authorities, negotiations between such authorities and identification of new issues and issuance of new legislation, regulations or case law. Management believes that adequate taxes and related interest have been provided for any adjustments that may result from these uncertain tax positions.

The total liability for unrecognized tax benefits may change within the next 12 months due to either settlement of audits or expiration of statutes of limitations. Fleetwood estimates that it is reasonably possible that the liability for unrecognized tax benefits will decrease by approximately $1.4 million in the next 12 months as a result of normal statute expirations and anticipated settlements with taxing authorities. At July 27, 2008, Fleetwood has concluded all material U. S. federal income tax matters for all fiscal years through 2005. All material state and foreign income tax matters have been concluded through fiscal year 2004.

6)            Discontinued Operations

On April 15, 2008, the folding trailer business was designated as held-for-sale and was subsequently sold on May 12, 2008. The decision to exit this business was intended to stem losses and return to a traditional focus on core recreational vehicle operations.

Assets and liabilities expected to be sold or extinguished have been reclassified to current assets and liabilities from discontinued operations, respectively, and consist of the following:

	July 27, 2008	April 27, 2008
	(Amounts in thousands)
Current assets from discontinued operations:
Receivables	$—	$6,175
Inventories	—	8,904
Property, plant and equipment, net	—	5,857
Goodwill	—	—
Other assets	—	1,085
	—	22,021
Current liabilities from discontinued operations:
Accounts payable	—	2,931
Employee compensation	—	2,387
Product warranty	—	3,430
Other current liabilities	—	12,289
	$—	$21,037

Operating results of these businesses are classified as discontinued operations for all periods presented. Discontinued operations, net, consist of the following:

	13 Weeks Ended
	July 27, 2008	July 29, 2007
	(Amounts in thousands)

Sales	$1,826	$21,921
Income (loss) from discontinued operations:
Retail	$(502)	$(356)
Financial services	(1)	(10)
Folding trailers	(805)	331
Loss from discontinued operations, net	$(1,308)	$(35)

Losses and other costs from discontinued operations in fiscal 2009 are not expected to be material.

7)            Borrowings

In January 2007, the agreement governing Fleetwood’s credit facility with a syndicate of lenders led by Bank of America, N.A., as administrative agent, was renewed and extended until July 31, 2010. Fleetwood originally entered into the credit agreement in July 2001, and it has been amended on several occasions since. The new amended and restated agreement incorporated prior amendments and made additional changes, but continues to provide for a revolving credit facility, including a real estate sub-facility and a term loan.

Loan commitments for the revolving credit facility were $171.4 million as of July 27, 2008. Fleetwood’s borrowing capacity, however, is governed by the amount of a borrowing base, consisting primarily of inventories and accounts receivable and a real estate sub-facility. Inventories and accounts receivable can fluctuate significantly and the borrowing base is revised weekly for changes in receivables and monthly for changes in inventory balances. Both the commitments to the term loan ($22 million) and real estate sub-facility ($15 million) have been reduced through payments and quarterly amortization to net values of $13.6 million and $12.8 million, respectively, as of the end of the current fiscal quarter. On the first day of each fiscal quarter, Fleetwood is required to repay $786,000 in principal on the term loan, and the ability to borrow under the real estate sub-facility is reduced by $375,000. Additionally, in May 2008, the term loan was reduced by a repayment of $3.7 million. The total facility commitment is subject to a $25 million seasonal uplift from December through April.

The facility includes restrictions regarding additional indebtedness, business operations, liens, guaranties, transfers and sales of assets, and transactions with subsidiaries or affiliates. The facility also contains customary events of default that would permit the lenders to accelerate repayment of borrowings under the amended facility if not cured within applicable grace periods, including the failure to make timely payments under the amended facility or other material indebtedness and the failure to meet certain covenants.

The combined aggregate short-term balance outstanding on the revolver and term loan was $4.2 million as of July 27, 2008 and $7.3 million as of April 27, 2008. An additional $10.5 million and $14.9 million of the term loan were included in long-term borrowings as of July 27, 2008 and April 27, 2008, respectively. At the end of the fiscal quarter, the borrowing base totaled $129.6 million. After consideration of the outstanding borrowings and standby letters of credit of $63.7 million, unused borrowing capacity (availability) was approximately $51.2 million. The revolving credit line and term loan bear interest, at Fleetwood’s option, at variable rates based on either Bank of America’s prime rate or one-, two- or three-month LIBOR.

Borrowings are secured by receivables, inventory, and certain other assets, primarily real estate, and are used for working capital and general corporate purposes. Real estate with an approximate appraised value of $79 million is pledged as security, which includes excess collateral of $28 million. Under the senior credit agreement, Fleetwood Enterprises, Inc. is a guarantor of the borrowings and letters of credit of its wholly owned subsidiary, Fleetwood Holdings, Inc. Also, Fleetwood is subject to a springing financial performance covenant, but only if either (a) average daily liquidity, defined as cash, cash equivalents, and unused borrowing capacity, falls below a prescribed minimum level of $50 million in any calendar month, (b) liquidity falls below $25 million on any single day or (c) average daily availability is below $20 million in any month. During the fiscal quarter ended July 27, 2008, Fleetwood remained well above the minimum requirements and had average monthly liquidity ranging from $103 million to $118 million. Fleetwood expects to remain above all of the minimum requirements for the foreseeable future and therefore would not invoke the springing performance covenant. However, Fleetwood does not currently expect to be able to comply with the springing covenant without an amendment to the agreement. The secured credit facility was subsequently amended on October 28, 2008, as further discussed in Note 11.

On August 22, 2008, Fleetwood generated $26.5 million of cash from new mortgage financing collateralized by two operating properties. The borrowings bear interest at 9.95% and have a three-year term and can be extended for up to an additional two years.

8)                                      5% Convertible Senior Subordinated Debentures

In December 2003, Fleetwood completed the sale of $100 million aggregate principal amount of 5% convertible senior subordinated debentures due in 2023. Interest on the debentures is payable semi-annually at the rate of 5.0%. The debentures are convertible, under certain circumstances, into Fleetwood’s common stock at an initial conversion rate of 85.034 shares per $1,000 principal amount of debentures, equivalent to an initial conversion price of $11.76 per share of common stock.

Holders of the debentures have the ability to require Fleetwood to repurchase the debentures, in whole or in part, on December 15, 2008, December 15, 2013 and December 15, 2018. Beginning in the third quarter of fiscal 2008, the debentures were reclassified on the balance sheet from long-term to current liabilities. The repurchase price is 100% of the principal amount of the debentures plus accrued and unpaid interest. Fleetwood may, at its option, elect to pay the repurchase price in cash, its common stock, or a combination of cash and its common stock. If Fleetwood elects to repay the purchase price in common stock, the number of shares of its common stock that it will deliver will be equal to the dollar amount being repurchased divided by 95% of the arithmetic average of the volume weighted average price of its common stock for each of the 20 trading days immediately preceding the repurchase date. If the debentures are still outstanding, Fleetwood has the option to repurchase them anytime after December 15, 2008, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued and unpaid interest. The debentures and the common stock potentially issuable upon conversion of the debentures are registered for resale under the Securities Act of 1933.

In view of the recent deterioration in market conditions and the likelihood of losses and negative operating cash flows for the balance of the fiscal year, Fleetwood plans to address the redemption by working with investors to replace the existing debentures with one or more alternative debt or equity-linked securities in advance of the December 2008 due date. Fleetwood’s intention is to minimize the use of cash as part of the redemption in order to maintain as much operating flexibility as possible in the current environment. An alternative instrument will likely have terms that are less advantageous to Fleetwood than the existing debentures, including a higher coupon and additional dilution to common shareholders.

9)                                      6% Convertible Subordinated Debentures

As discussed further in Fleetwood’s Annual Report on Form 10-K, Fleetwood owns a Delaware business trust that issued optionally redeemable convertible trust preferred securities that are convertible into shares of Fleetwood’s common stock. The combined proceeds from the sale of the securities and from the purchase by Fleetwood of the common shares of the business trust were tendered to Fleetwood in exchange for convertible subordinated debentures. These debentures represent the sole assets of the business trust and are presented as a long-term liability in the accompanying balance sheets.

The securities are convertible, at the option of the holder, at any time at the rate of 1.02627 shares of Fleetwood common stock (i.e., a conversion price of $48.72 per common share), subject to adjustment in certain circumstances. Since February 15, 2006, the debentures have been redeemable in whole or in part, at the option of Fleetwood, at a price equal to the principal amount plus accrued and unpaid interest. The securities are subject to mandatory redemption to the extent of any early redemption of the debentures and upon maturity of the debentures on February 15, 2028.

Distributions on the securities held by the trust are payable quarterly in arrears at an annual rate of 6%. Fleetwood has the right to elect to defer distributions for up to 20 consecutive quarters under the trust indenture governing the 6% convertible trust preferred securities. When Fleetwood defers a distribution on the 6% convertible trust preferred securities, it is prevented from declaring or paying dividends on its common stock during the period of the deferral and from buying the securities on the open market.

Beginning with the third quarter of fiscal 2002, Fleetwood elected to defer the quarterly distributions through February 15, 2006. At that time deferred distributions and interest were repaid in full, along with the then current distribution. Fleetwood elected to defer distributions beginning May 15, 2008, and has the right to continue deferral for up to 20 consecutive quarters.

10)                               Commitments and Contingencies

Repurchase Commitments:

Producers of recreational vehicles and manufactured housing customarily enter into repurchase agreements with lending institutions that provide wholesale floorplan financing to independent dealers. Fleetwood’s agreements generally provide that, in the event of a default by a dealer in its obligation to these credit sources, Fleetwood will repurchase vehicles or homes sold to the dealer that have not been resold to retail customers. With most repurchase agreements, Fleetwood’s obligation ceases when the amount for which Fleetwood is contingently liable to the lending institution has been outstanding for more than 12, 18, or 24 months, depending on the terms of the agreement. The contingent liability under these agreements approximates the outstanding principal balance owed by the dealer for units subject to the repurchase agreement, less any scheduled principal payments waived by the lender. Although the maximum potential contingent repurchase liability approximated $112 million for inventory at manufactured housing dealers and $364 million for inventory at RV dealers as of July 27, 2008, the risk of loss is reduced by the potential resale value of any products that are subject to repurchase, and is spread over numerous dealers and financial institutions. The gross repurchase obligation will vary depending on the season and the level of dealer inventories. Typically, the fiscal third quarter repurchase obligation is greater than other periods due to higher RV dealer inventories. The RV repurchase obligation is significantly more than the manufactured housing obligation due to a higher average cost per motor home and more units in dealer inventories. Past losses under these agreements have not been significant but generally increase during cyclical industry downturns. Given the tightening of credit standards by lenders, Fleetwood currently expects that repurchase activity will be higher than has historically been the case and it may be necessary to offer greater discounts in order to relocate such product to alternative dealers during current market conditions. As a result of such factors, actual results could differ from the estimates used by management. Lender repurchase demands have been funded out of working capital. Through the first three months of fiscal year 2009, Fleetwood repurchased product totaling $396,000 and recorded a loss of $129,000 compared to no repurchases for the same period in the prior year.

Guarantees:

As part of the sale of Fleetwood’s manufactured housing retail business, there are currently approximately 54 leased manufactured housing retail locations assigned to the buyers. Although Fleetwood received indemnification from the assignees, if the assignees fail to make payments under the assigned leases, Fleetwood estimates its maximum potential obligation with respect to the assigned leases to be $6.3 million as of July 27, 2008. Fleetwood will remain contingently liable for such lease obligations for the remaining lease terms, which range from one month to seven years.

Other:

As of July 27, 2008, Fleetwood was a party to 11 limited guarantees, aggregating $4.1 million of obligations of certain retailers to floorplan lenders and an additional three unsecured guarantees of other obligations aggregating $6.3 million.

Fleetwood is also a party to certain guarantees that relate to its credit arrangements. These are more fully discussed in Note 11 of Fleetwood’s fiscal 2008 Annual Report on Form 10-K.

The fair value of the guarantees noted above was not material at July 27, 2008.

Legal Proceedings:

Fleetwood is regularly involved in legal proceedings in the ordinary course of business. For certain cases Fleetwood is self-insured; for others, including products liability, insurance covers a portion of Fleetwood’s liability under some of this litigation. In the majority of cases, including products liability cases, Fleetwood prepares estimates based on historical experience, the professional judgment of legal counsel, and other assumptions it believes to be reasonable. As additional information becomes available, Fleetwood reassesses the potential liability related to pending litigation and revises the related estimates. Such revisions and any actual liability that greatly exceeds Fleetwood’s estimates could materially impact Fleetwood’s results of operations and financial position.

Fleetwood has been named in several complaints, some of which are putative class actions, filed against manufacturers of travel trailers and manufactured homes supplied to the Federal Emergency Management Agency (FEMA) to be used for emergency living accommodations in the wake of Hurricane Katrina. The complaints generally allege injury due to the presence of formaldehyde in the units. Fleetwood strongly disputes the allegations in these complaints, and intends to vigorously defend itself in all such matters.

As of May 29, 2008, we have settled all ongoing litigation with The Coleman Company, Inc., and all pending proceedings have been dismissed. Fleetwood paid Coleman $10 million in cash and agreed to release Coleman from the restriction on licensing its name to an RV company. In 2005, Fleetwood posted an appeal bond, supported by a letter of credit, in the amount of $18 million, and had previously recorded cumulative accounting charges of $19.2 million. The reversal of $9.2 million of the prior charges, as a result of the settlement, was reflected through discontinued operations in the fourth quarter of fiscal 2008.

The previously reported case, Brodhead et al v. Fleetwood Enterprises, Inc., has been settled in exchange for a payment of $100,000, which we paid on June 19, 2008, and we also agreed to reimburse certain costs for named plaintiffs.

11)                              Subsequent Events

Fleetwood plans to file a registration statement on Form S-4 with respect to an offer by Fleetwood to exchange up to $103 million aggregate principal amount of our new senior secured notes due 2011 and up to $10.5 million in shares of our common stock (the specific number of shares to be issued will be based on the average of the daily volume weighted average market prices of Fleetwood’s common stock for the 20 trading days immediately preceding the second trading day before the expiration date of the exchange offer, which is expected to occur in October 2008, unless extended or earlier terminated by Fleetwood, or $0.75 per share, whichever is greater), for up to $100 million of Fleetwood’s outstanding 5% convertible senior subordinated debentures validly tendered and accepted in accordance with the terms of the offer. The new senior secured notes will be issued by Fleetwood and guaranteed by certain wholly-owned subsidiaries of Fleetwood.

Additionally, the secured credit facility has been amended to accommodate the terms of the senior secured notes. The amendment also reduced the loan commitments for the revolving credit facility to $135 million. Fleetwood’s borrowing capacity continues to be governed by the amount of available borrowing base, consisting of inventories, accounts receivable and a real estate sub-facility. The real estate term loan commitment was eliminated and borrowings of $12.8 million were repaid in full. The balance on the revolver as of October 26, 2008 was $479,400 and the borrowing base totaled $94.4 million. After consideration of outstanding borrowings and standby letters of credit of $63.7 million, unused borrowing capacity (availability) was approximately $30.2 million. The interest rates charged under the facility were also increased.

Fleetwood continues to be subject to a springing financial performance covenant, as revised, but only if either (a) average daily liquidity, defined as bank cash, cash equivalents, and unused borrowing capacity, falls below a prescribed minimum level of $45 million in any calendar month or (b) liquidity falls below $25 million on any single day. Fleetwood is also subject to a minimum liquidity covenant whereby liquidity cannot fall below $20 million on any three consecutive business days. During the quarter ended October 26, 2008, average monthly liquidity reported by Fleetwood ranged from $111 million to $129 million. The amendment reduced the total amount of real estate collateral held by the lenders from $79 million to $58 million.

At the Annual Shareholders’ Meeting on September 18, 2008, the par value of the Company’s Common Stock was reduced from $1 per share to $.01 per share and the authorized shares of common stock were increased from 150 million to 300 million.

12)                              Guarantor Condensed Consoldiating Financial Statements

As described in Note 11, Fleetwood plans to commence an exchange offer to exchange up to $103 million aggregate principal amount of new senior secured notes and up to $10.5 million in shares of the common stock, for any and all of its 5% senior subordinated convertible debentures due 2023 validly tendered and accepted in accordance with the terms and subject to the conditions set forth in the prospectus and in the related letter of transmittal. The new senior secured notes will be unconditionally guaranteed on a joint and several basis by Fleetwood’s subsidiaries that are borrowers or guarantors under its existing secured credit facility (“Guarantors”).  Guarantors include substantially all existing, wholly owned subsidiaries, of Fleetwood other than Fleetwood’s wholly owned insurance subsidiary, its  subsidiary in Mexico, certain inactive subsidiaries and subsidiaries accounted for as discontinued operations.  The Guarantors also are borrowers under or unconditionally guarantee Fleetwood’s secured credit facility as described in Note 7. There are no significant restrictions under the guarantee on the ability of guarantor subsidiaries to obtain funds from other subsidiary guarantors by dividend or loan. Distributions from Fleetwood Holdings, Inc. and the other guarantor subsidiaries to Fleetwood will be subject to certain restrictions under the agreements governing our secured credit facility.

The senior secured note guarantees will be unsecured and are subordinated in right of payment to the guarantor subsidiaries’ obligations under Fleetwood’s secured credit facility. They will, however, rank senior in right of payment to all other existing and future subordinated indebtedness of these subsidiaries.

The following condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.”  Fleetwood accounts for investment in Fleetwood Holdings, Inc. and its subsidiaries under the equity method of accounting.

Condensed Consolidating Statement of Operations
(Amounts in thousands)

(Unaudited)

	13 Weeks Ended July 27, 2008
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated

Net sales	$—	$289,912	$1,558	$(1,558)	$289,912
Cost of products sold	—	253,165	—	—	253,165
Gross profit	—	36,747	1,558	(1,558)	36,747

Operating expenses	—	59,655	1,965	(1,558)	60,062
Other operating income, net	—	(82)	—	—	(82)
	—	59,573	1,965	(1,558)	59,980

Operating loss	—	(22,826)	(407)	—	(23,233)

Other income (expense):
Investment income	—	663	198	—	861
Interest expense	—	(4,992)	—	—	(4,992)
	—	(4,329)	198	—	(4,131)

Loss from continuing operations	—	(27,155)	(209)	—	(27,364)
Provision for income taxes	—	(406)	—	—	(406)
Loss from continuing operations before equity in income of consolidated subsidiaries	—	(27,561)	(209)	—	(27,770)

Equity loss from consolidated subsidiaries	(29,078)	—	—	29,078	—
Loss after equity in losses of consolidated subsidiaries	(29,078)	(27,561)	(209)	29,078	(27,770)

Loss from discontinued operations, net	—	—	(1,308)	—	(1,308)

Net loss	$(29,078)	$(27,561)	$(1,517)	$29,078	$(29,078)

Condensed Consolidating Statement of Operations
(Amounts in thousands)

(Unaudited)

	13 Weeks Ended July 29, 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated

Net sales	$—	$488,322	$1,566	$(1,566)	$488,322
Cost of products sold	—	415,934	—	—	415,934
Gross profit	—	72,388	1,566	(1,566)	72,388

Operating expenses	—	70,606	2,242	(1,566)	71,282
Other operating income, net	—	(4,587)	—	—	(4,587)
	—	66,019	2,242	(1,566)	66,695

Operating income (loss)	—	6,369	(676)	—	5,693

Other income (expense):
Investment income	—	996	321	—	1,317
Interest expense	—	(5,516)	—	—	(5,516)
	—	(4,520)	321	—	(4,199)

Income (loss) from continuing operations	—	1,849	(355)	—	1,494
Provision for income taxes	(95)	(3,710)	—	—	(3,805)
Loss from continuing operations before equity in income of consolidated subsidiaries	(95)	(1,861)	(355)	—	(2,311)

Equity loss from consolidated subidiaries	(2,251)	—	—	2,251	—
Loss after equity in losses of consolidated subsidiaries	(2,346)	(1,861)	(355)	2,251	(2,311)

Loss from discontinued operations, net	—	—	(35)	—	(35)

Net loss	$(2,346)	$(1,861)	$(390)	$2,251	$(2,346)

Condensed Consolidating Balance Sheet
(Amounts in thousands)

(Unaudited)

	July 27, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$65,346	$—	$1,592	$(6,240)	$60,698
Marketable investments	462	—	24,497	—	24,959
Receivables	1,745	81,161	3	—	82,909
Inventories	945	158,653	—	—	159,598
Deferred taxes	4,152	6,380	—	—	10,532
Other current assets	672	9,819	820	—	11,311

Total current assets	73,322	256,013	26,912	(6,240)	350,007

Property, plant and equipment, net	4,632	139,313	—	—	143,945
Deferred taxes	18,537	27,653	—	—	46,190
Other assets	41,142	4,708	4,148	—	49,998
Investment in consolidated subsidiaries	142,557	—	—	(142,557)	—

Total assets	$280,190	$427,687	$31,060	$(148,797)	$590,140

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and bank overdraft	$1,190	$28,962	$2	$(6,240)	$23,914
Employee compensation and benefits	4,985	25,173	—	—	30,158
Product warranty reserves	—	28,974	—	—	28,974
Insurance reserves	—	12,807	—	—	12,807
Short-term borrowings	—	4,482	—	—	4,482
5% convertible senior subordinated debentures	100,000	—	—	—	100,000
Other current liabilities	13,816	20,550	1,068	—	35,434

Total current liabilities	119,991	120,948	1,070	(6,240)	235,769

Deferred compensation and retirement benefits	27,757	—	—	—	27,757
Product warranty reserves	—	14,719	—	—	14,719
Insurance reserves	3,178	6,082	25,517	—	34,777
6% convertible subordinated debentures	160,142	—	—	—	160,142
Other long-term borrowings	—	11,306	—	—	11,306
Intercompany payable (receivable)	(132,653)	588	132,065	—	—
Other non-current liabilities	5,692	3,895	—	—	9,587

Total liabilities	184,107	157,538	158,652	(6,240)	494,057

Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	763	1,708	572	(2,280)	763
Additional paid-in capital	601,583	124,777	308,658	(433,435)	601,583
Retained earnings (accumulated deficit)	(505,285)	143,664	(436,448)	292,784	(505,285)
Accumulated other comprehensive income	(978)	—	(374)	374	(978)
	96,083	270,149	(127,592)	(142,557)	96,083
Total liabilities and shareholders’ equity	$280,190	$427,687	$31,060	$(148,797)	$590,140

Condensed Consolidating Balance Sheet

(Amounts in thousands)

	April 27, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$22,624	$33,696	$1,942	$—	$58,262
Restricted cash	16,790	—	—	—	16,790
Marketable investments	462	—	24,625	—	25,087
Receivables	1,717	100,702	2	—	102,421
Inventories	997	138,816	—	—	139,813
Deferred taxes	4,152	6,222	—	—	10,374
Assets of discontinued operations	—	—	22,021	—	22,021
Other current assets	608	6,420	787	—	7,815

Total current assets	47,350	285,856	49,377	—	382,583

Property, plant and equipment, net	5,342	141,231	—	—	146,573
Deferred taxes	18,536	27,812	—	—	46,348
Other assets	41,564	4,356	4,147	—	50,067
Investment in consolidated subsidiaries	196,848	—	—	(196,848)	—

Total assets	$309,640	$459,255	$53,524	$(196,848)	$625,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	1,348	26,350	3	—	$27,701
Employee compensation and benefits	5,977	26,276	—	—	32,253
Product warranty reserves	—	32,898	—	—	32,898
Insurance reserves	—	12,508	—	—	12,508
Liabilities of discontinued operations	—	—	21,037	—	21,037
Short-term borrowings	—	9,568	—	—	9,568
5% convertible senior subordinated debentures	100,000	—	—	—	100,000
Other current liabilities	12,764	25,603	555	—	38,922

Total current liabilities	120,089	133,203	21,595	—	274,887

Deferred compensation and retirement benefits	28,139	—	—	—	28,139
Product warranty reserves	—	15,283	—	—	15,283
Insurance reserves	2,899	6,386	25,553	—	34,838
6% convertible subordinated debentures	160,142	—	—	—	160,142
Other long-term borrowings	—	16,145	—	—	16,145
Intercompany payable (receivable)	(93,840)	(13,398)	107,238	—	—
Other non-current liabilities	5,943	3,926	—	—	9,869

Total liabilities	223,372	161,545	154,386	—	539,303

Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	643	1,708	573	(2,281)	643
Additional paid-in capital	562,656	124,777	333,717	(458,494)	562,656
Retained earnings (accumulated deficit)	(476,207)	171,225	(434,931)	263,706	(476,207)
Accumulated other comprehensive loss	(824)	—	(221)	221	(824)
	86,268	297,710	(100,862)	(196,848)	86,268
Total liabilities and shareholders’ equity	$309,640	$459,255	$53,524	$(196,848)	$625,571

Condensed Consolidating Statement of Cash Flows
(Amounts in thousands)

(Unaudited)

	13 Weeks Ended July 27, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss after equity in losses of consolidated subsidiaries	$(29,078)	$(27,561)	$(209)	$29,078	$(27,770)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation expense	—	3,834	—	—	3,834
Amortization of financing costs	—	491	—	—	491
Stock-based compensation expense	—	576	—	—	576
Gain on sale of property, plant and equipment	—	(374)	—	—	(374)
Equity in earnings of consolidated subsidiaries	29,078	—	—	(29,078)	—
Changes to assets and liabilities—
Receivables	(28)	19,541	(1)		19,512
Inventories	52	(19,837)	—	—	(19,785)
Other assets	358	(4,238)	(34)	—	(3,914)
Other liabilities	(201)	(8,068)	476	(6,240)	(14,033)
Net cash used in operating activities	181	(35,636)	232	(6,240)	(41,463)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	—	—	(30)	—	(30)
Purchases of property, plant and equipment	—	(2,122)	—	—	(2,122)
Proceeds from sales of property, plant and equipment	—	1,039	—	—	1,039
Change in restricted cash	16,790	—	—	—	16,790
Net cash provided by investing activities	16,790	(1,083)	(30)	—	15,677

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net	38,471	—	—	—	38,471
Changes in short-term borrowings	—	(3,085)	—	—	(3,085)
Payments made on long-term debt	—	(6,840)	—	—	(6,840)
Advances to affiliates	(12,720)	12,948	(228)	—	—
Net cash provided by financing activities	25,751	3,023	(228)	—	28,546

Net cash used in discontinued operations	—	—	(324)	—	(324)

Net change in cash and cash equivalents	42,722	(33,696)	(350)	(6,240)	2,436
Cash and cash equivalents at beginning of period	22,624	33,696	1,942	—	58,262
Cash and cash equivalents at end of period	$65,346	$—	$1,592	$(6,240)	$60,698

Condensed Consolidating Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	13 Weeks Ended July 29, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss after equity in losses of consolidated subsidiaries	$(2,346)	$(1,861)	$(355)	$2,251	$(2,311)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation expense	—	4,871	—	—	4,871
Amortization of financing costs	—	370	—	—	370
Stock-based compensation expense	—	452	—	—	452
Gain on sale of property, plant and equipment	—	(5,361)	—	—	(5,361)
Asset impairment	—	775	—	—	775
Equity in earnings of consolidated subsidiaries	2,251		—	(2,251)	—
Deferred taxes	—	2,813	—	—	2,813
Changes to assets and liabilities—
Receivables	1,311	(9,445)	—	—	(8,134)
Inventories	(286)	(8,366)	—	—	(8,652)
Other assets	995	(2,082)	(153)	—	(1,240)
Other liabilities	(7)	(13,226)	(585)		(13,818)
Net cash used in operating activities	1,918	(31,060)	(1,093)	—	(30,235)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	—	—	(363)	—	(363)
Purchases of property, plant and equipment	—	(2,083)	—	—	(2,083)
Proceeds from sales of property, plant and equipment	—	6,705	—	—	6,705
Net cash provided by investing activities	—	4,622	(363)	—	4,259

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in short-term borrowings	—	(2,468)	—	—	(2,468)
Borrowings of long-term debt	—	3,928	—	—	3,928
Payments made on long-term debt	—	(1,267)	—	—	(1,267)
Advances to affiliates	(2,228)	(105)	2,333	—	—
Proceeds from exercise of stock options	793	—	—	—	793
Net cash provided by financing activities	(1,435)	(88)	2,333	—	986

Net cash used in discontinued operations	—	—	(850)	—	(850)

Foreign currency translation adjustment		248			248
Net change in cash and cash equivalents	483	(26,102)	27	—	(25,592)
Cash and cash equivalents at beginning of period	11,533	40,378	216	—	52,127
Cash and cash equivalents at end of period	$12,016	$14,276	$243	$—	$26,535

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Fleetwood Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of Fleetwood Enterprises, Inc. as of April 27, 2008 and April 29, 2007, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended April 27, 2008. Our audits also included the financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated July 8, 2008, the Company’s stock price has decreased significantly which could affect the Company’s ability to repurchase with common stock any 5% convertible senior subordinated securities that remain untendered following the planned offer to exchange these securities for new secured notes.  Additionally, the Company has experienced a significant reduction in recreational vehicle revenues. This decline has adversely affected the Company's current results of operations and liquidity. Note 1 describes management's plans to address these matters.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fleetwood Enterprises, Inc. at April 27, 2008 and April 29, 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 27, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Orange County, California July 8, 2008

except for the first two paragraphs of Note 1, and Notes 20 and 21, as to which the date is

October 29, 2008

FLEETWOOD ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Years Ended April
	2008	2007	2006
Net sales:
RV Group	$1,163,041	$1,400,886	$1,578,132
Housing Group	496,939	518,461	795,877
Intercompany sales	—	—	(25,627)
	1,659,980	1,919,347	2,348,382
Cost of products sold	1,410,133	1,654,370	1,936,860
Gross profit	249,847	264,977	411,522
Operating expenses	262,474	310,269	369,781
Other operating (income) expense, net	(30,460)	12,487	6,021
	232,014	322,756	375,802
Operating income (loss)	17,833	(57,779)	35,720
Other income (expense):
Investment income	4,459	5,902	5,437
Interest expense	(23,010)	(25,557)	(29,662)
Other, net	—	18,530	—
	(18,551)	(1,125)	(24,225)
Income (loss) from continuing operations before income taxes	(718)	(58,904)	11,495
Benefit (provision) for income taxes	3,637	(19,109)	(11,345)
Income (loss) from continuing operations	2,919	(78,013)	150
Loss from discontinued operations, net	(3,932)	(11,948)	(28,587)
Net loss	$(1,013)	$(89,961)	$(28,437)

	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income (loss) per common share:
Income (loss) from continuing operations	$.05	$.05	$(1.22)	$(1.22)	$—	$—
Loss from discontinued operations	(.07)	(.07)	(.19)	(.19)	(.48)	(.47)
Net loss per common share	$(.02)	$(.02)	$(1.41)	$(1.41)	$(.48)	$(.47)
Weighted average common shares	64,228	64,511	63,964	63,964	59,506	60,182

See accompanying notes to consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	April 27,	April 29,
	2008	2007
ASSETS
Cash and cash equivalents	$58,262	$52,127
Restricted cash (note 1)	16,790	—
Marketable investments	25,087	24,161
Receivables	102,421	118,334
Inventories	139,813	162,944
Deferred taxes	10,374	11,758
Assets of discontinued operations	22,021	31,408
Other current assets	7,815	10,107
Total current assets	382,583	410,839
Property, plant and equipment, net	146,573	185,454
Deferred taxes	46,348	42,577
Cash value of company-owned life insurance	13,125	22,956
Other assets	36,942	41,345
Total assets	$625,571	$703,171
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$27,701	$49,625
Employee compensation and benefits	32,253	47,018
Product warranty reserves	32,898	42,222
Insurance reserves	12,508	18,629
Accrued interest	5,232	7,526
Liabilities of discontinued operations	21,037	29,486
Short-term borrowings	9,568	7,314
5% convertible senior subordinated debentures	100,000	—
Other current liabilities	33,690	44,826
Total current liabilities	274,887	246,646
Deferred compensation and retirement benefits	28,139	33,921
Product warranty reserves	15,283	21,259
Insurance reserves	34,838	34,560
5% convertible senior subordinated debentures	—	100,000
6% convertible subordinated debentures	160,142	160,142
Other long-term debt	16,145	17,508
Other non-current liabilities	9,869	3,128
Total liabilities	539,303	617,164
Commitments and contingencies
Shareholders’ equity (note 2):
Preferred stock, $1 par value, authorized 10,000,000 shares, none outstanding	—	—
Common stock, $.01 par value, authorized 300,000,000 shares, outstanding 64,257,000 shares at April 27, 2008, and 64,111,000 at April 29, 2007	643	641
Additional paid-in capital	562,656	556,644
Accumulated deficit	(476,207)	(475,194)
Accumulated other comprehensive income (loss)	(824)	3,916
	86,268	86,007
Total liabilities and shareholders’ equity	$625,571	$703,171

See accompanying notes to consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years Ended April
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$2,919	$(78,013)	$150
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation expense	17,995	21,525	21,911
Amortization of financing costs	1,543	3,549	1,476
Stock-based compensation expense	5,141	3,438	—
Gain on sale of property, plant and equipment	(32,487)	(4,325)	(475)
Foreign currency translation gain	(4,066)	—	—
Asset impairment	4,375	2,800	1,550
Gain on redemption of convertible trust preferred securities	—	(18,530)	—
Gain on investment securities transactions	(23)	(33)	(12)
Deferred taxes	(4,887)	14,721	5,707
Changes in assets and liabilities—
Receivables	15,913	31,454	11,225
Inventories	23,131	5,076	56,377
Cash value of company-owned life insurance	7,269	6,982	7,008
Other assets	6,372	4,247	8,015
Accounts payable	(21,924)	(11,635)	(10,497)
Accrued interest	268	329	(45,249)
Employee compensation and benefits	(20,547)	(10,733)	(9,619)
Product warranty reserve	(15,300)	(1,259)	2,542
Other liabilities	(16,741)	(938)	(10,474)
Net cash provided by (used in) operating activities	(31,049)	(31,345)	39,635
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities available-for-sale	(12,920)	(21,391)	(10,876)
Proceeds from sale of investment securities available-for-sale	11,683	20,306	5,763
Purchases of property, plant and equipment	(6,019)	(7,752)	(15,303)
Proceeds from sales of property, plant and equipment	59,699	12,398	3,908
Change in restricted cash	(16,790)	—	—
Net cash provided by (used in) investing activities	35,653	3,561	(16,508)
CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued—private placement	—	—	66,048
Changes in short-term borrowings	1,984	(341)	(52,465)
Borrowings of long-term debt	3,928	—	22,000
Payments made on long-term debt	(5,021)	(5,512)	(4,467)
Redemption of convertible subordinated debentures	—	(30,385)	—
Proceeds from exercise of stock options	873	1,063	5,911
Net cash provided by (used in) financing activities	1,764	(35,175)	37,027
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(457)	(8,033)	(33,219)
Net cash provided by (used in) investing activities	(37)	(490)	144,506
Net cash used in financing activities	—	—	(78,100)
Net cash provided by (used in) discontinued operations	(494)	(8,523)	33,187
Foreign currency translation adjustment	261	469	1,951
Net change in cash	6,135	(71,013)	95,292
Cash and cash equivalents at beginning of year	52,127	123,140	27,848
Cash and cash equivalents at end of year	$58,262	$52,127	$123,140

See accompanying notes to consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands)

	Common Stock		Additional		Accumulated Other	Total
	Number of Shares	Amount	Paid-In Capital	Accumulated Deficit	Comprehensive Income (Loss)	Shareholders’ Equity
BALANCE APRIL 24, 2005	56,043	$560	$480,265	$(356,796)	$1,427	$125,456
Comprehensive loss:
Net loss	—	—	—	(28,437)	—	(28,437)
Other comprehensive income:
Foreign currency translation	—	—	—	—	1,951	1,951
Investment securities, net of taxes	—	—	—	—	16	16
Comprehensive loss						(26,470)
Common stock issued—private placement	7,000	70	65,978	—	—	66,048
Stock options exercised	835	9	5,902	—	—	5,911
BALANCE APRIL 30, 2006	63,878	639	552,145	(385,233)	3,394	170,945
Comprehensive loss:
Net loss	—	—	—	(89,961)	—	(89,961)
Other comprehensive income:
Defined benefit transition adjustment	—	—	—	—	(205)	(205)
Foreign currency translation	—	—	—	—	469	469
Investment securities	—	—	—	—	258	258
Comprehensive loss						(89,439)
Stock options exercised	233	2	1,061	—	—	1,063
Stock-based compensation expense	—	—	3,438	—	—	3,438
BALANCE APRIL 29, 2007	64,111	641	556,644	(475,194)	3,916	86,007
Comprehensive loss:
Net loss	—	—	—	(1,013)	—	(1,013)
Other comprehensive income:
Defined benefit liability adjustment	—	—	—	—	(560)	(560)
Foreign currency translation	—	—	—	—	(3,805)	(3,805)
Investment securities	—	—	—	—	(375)	(375)
Comprehensive loss						(5,753)
Stock options exercised	146	2	871	—	—	873
Stock-based compensation expense	—	—	5,141	—	—	5,141
BALANCE APRIL 27, 2008	64,257	$643	$562,656	$(476,207)	$(824)	$86,268

See accompanying notes to consolidated financial statements.

FLEETWOOD ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fleetwood is a manufacturer of recreational vehicles and manufactured housing. In addition, Fleetwood operates three supply companies that provide components for the recreational vehicle and housing operations, while also generating third-party sales.

Fleetwood’s business began in 1950 through the formation of a California corporation. The present company was incorporated in Delaware in 1977, and succeeded by merger to all the assets and liabilities of the predecessor company. Fleetwood conducts manufacturing activities in 14 states within the U.S., and to a much lesser extent in Mexico.

(1)                                 Basis of Presentation and Significant Accounting Policies

Financial Statement Preparation:

The consolidated financial statements include the accounts of Fleetwood Enterprises, Inc. and its wholly owned subsidiaries.  The term “Company” or “Fleetwood” used herein means Fleetwood Enterprises, Inc. and its subsidiaries, unless otherwise indicated by the context. The audited consolidated financial statements have been prepared by Fleetwood according to the rules and regulations of the Securities and Exchange Commission. The accompanying audited consolidated financial statements for the periods presented have been prepared on a going concern basis. All material intercompany balances have been eliminated.

Recent Events:

As a result of recent industry and macroeconomic conditions, including a tightening of retail credit, high fuel prices, weak consumer confidence and contracting dealer inventory levels, Fleetwood has experienced a significant reduction in recreational vehicle revenues and this decline has adversely affected current results of operations and liquidity. Based on Fleetwood’s most recent operating plan for the fiscal year ending April 26, 2009, management believes that existing working capital and continued availability under the secured credit facility will provide Fleetwood with the ability to fund its operations throughout the period covered by the plan. This ability is based, in part, upon the successful execution of Fleetwood’s current operating plan and management’s belief that it will be able to (i) maintain ongoing compliance with all provisions of the secured credit facility, as described in Notes 11 and 20, such that the secured credit facility will continue to be accessible; and (ii) satisfactorily complete the exchange offer described in Note 20 and repurchase any untendered 5% convertible senior subordinated debentures with common stock. If Fleetwood were to have insufficient authorized shares to satisfy the repurchase of untendered debentures, the debentures and the secured credit facility would be in default and lenders could accelerate debt or take other actions that could significantly restrict its ability to operate. Actual results could differ from management’s current expectations and these differences may require revisions to Fleetwood’s operating plan or the need to seek alternative financing.

Accounting period:

Fleetwood’s fiscal year ends on the last Sunday in April. The year-end dates for the past three fiscal years were April 27, 2008, April 29, 2007, and April 30, 2006. Fiscal year 2006 included 53 weeks whereas fiscal years 2008 and 2007 were 52 weeks long.

Use of estimates:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing these financial statements include accrued warranty costs, depreciable lives, insurance reserves, accrued postretirement healthcare benefits, legal reserves, repurchase reserves, the deferred tax asset valuation allowance and the assumptions used to determine the expense recorded for share-based payments.

Reclassification:

Certain amounts previously reported have been reclassified to conform with the fiscal 2008 presentation.

Revenue recognition:

Revenue is generally recorded when all of the following conditions have been met:

•                  an order for a product has been received from a dealer;

•                  written or verbal approval for payment has been received from the dealer’s flooring institution;

•                  a common carrier signs the delivery ticket accepting responsibility for the product as agent for the dealer; and

•                  the product is removed from Fleetwood’s property for delivery to the dealer.

Manufacturing sales are generally made for cash, with most dealers financing their purchases under flooring arrangements with banks or finance companies. Products are not sold on consignment, dealers do not have the right to return products, and dealers are responsible for interest charges from floorplan lenders. On average, we receive payments from floorplan lenders for products sold to independent dealers within about 15 days of the invoice date.

Amounts billed to dealers for delivery of products are recognized as revenue with the corresponding delivery expense charged to cost of products sold.

Dealer volume rebates and sales incentives:

Estimated costs related to dealer volume rebates and sales incentives are accrued as a reduction of revenue at the time products are sold.

Product warranty costs:

Fleetwood provides retail customers of its products with a one-year warranty covering defects in material or workmanship with longer warranties on certain structural components. Fleetwood records a liability based on the best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Factors used in estimating the warranty liability include a history of units sold to customers, the average cost incurred to repair a unit, and a profile of the distribution of warranty expenditures over the warranty period. Product warranty costs are included in operating expenses.

Depreciation:

Depreciation is provided using the straight-line method based on the following estimated useful lives:

•                  Buildings and improvements—10-40 years

•                  Machinery and equipment—3-15 years

Depreciation expense includes the amortization of assets acquired under capital lease arrangements.

Research and development costs:

Fleetwood expenses research and development costs in the periods incurred. Expenditures for product research and development activities were $19.5 million in fiscal 2008, $21.2 million in fiscal 2007, and $23.5 million in fiscal 2006.

Income taxes:

Deferred income tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the statutory marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the deferred asset or liability from period to period. A valuation allowance is provided when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

Cash and cash equivalents:

Cash and cash equivalents includes cash on hand, cash in banks, demand deposit accounts, money market funds, and readily marketable securities with original maturities of 90 days or less.

Restricted Cash:

Restricted cash consisted of proceeds from the sale of property that was designated as collateral for Fleetwood’s secured credit facility. Following the perfection of liens on substitute collateral, all restrictions lapsed effective May 23, 2008, and the related cash balance was reclassified to “Cash and cash equivalents.”

Marketable investments:

All marketable investments are classified as available-for-sale securities. Fleetwood does not hold investments classified as trading securities. Marketable investments classified as available-for-sale are reported on the consolidated balance sheet at their market value. The net unrealized gains or losses for these securities are reported, net of related taxes, as separate components of other comprehensive income (loss). Interest income from the securities portfolio is accrued as earned including the accretion of discounts and the amortization of premiums based on the original cost of each security. Realized gains or losses are recognized using the specific identification method.

Inventory valuation:

Inventories are valued at the lower of cost (first-in, first-out) or market. Manufacturing cost includes materials, labor, and manufacturing overhead.

Long-lived assets:

Fleetwood assesses the recoverability of its long-lived assets by determining whether their net book value can be recovered through projected cash flows over the remaining life. If projections indicate that the value of long-lived assets will not be recovered, an adjustment is made to reduce the asset to fair value based upon estimated cash flows over the life of the asset, including recoverability upon sale, where appropriate, or other estimates of fair value such as discounting future cash flows. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive, market, and economic conditions. Long-lived assets classified as held for sale, including assets in discontinued operations, are measured at the lower of their carrying amount or fair value less costs to sell. Fleetwood ceases to depreciate any long-lived assets classified as held for sale.

Discontinued operations:

Assets and liabilities expected to be sold or extinguished are presented separately on the consolidated balance sheets as assets or liabilities from discontinued operations. When components of Fleetwood are classified as held for sale, the results of operations of the components are presented separately in discontinued operations, net, for current and prior periods, with results reported in the period in which they occur.

Insurance reserves:

Insurance reserves primarily represent estimated liabilities for products liability and workers’ compensation claims. Workers’ compensation reserves mainly consist of estimated case reserves on known claims, as well as a factor for incurred but not reported claims. Products liability reserves also include both case reserves on known claims as well as estimated liabilities for claims that have not been reported. Products liability reserves include estimated amounts for unpaid claims and claim adjustment expenses, which are based on historical experience and independent actuarial calculations.

Foreign currency translation:

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars using exchange rates as of the balance sheet date. Revenues and expenses are translated at the average rates for the period with all related adjustments recorded in other comprehensive income (loss) as a separate component of shareholders’ equity. For U.S. functional currency operations, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars using exchange rates as of the balance sheet date with resulting gains or losses included in the statement of operations. Non-monetary assets and liabilities, as well as revenues and expenses, are translated at rates of exchange in effect at the date of the transaction. Transactions denominated in a currency other than the functional currency of the operation are also recorded at rates of exchange in effect at the date of the transaction. Gains or losses on foreign currency transactions in fiscal years 2008, 2007 and 2006 were not material.

New accounting pronouncements:

GAAP Hierarchy

In May 2008, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Fleetwood does not expect the adoption of SFAS No. 162 to have a material effect on its results of operations and financial position.

Convertible Debt

In May 2008, the FASB issued Financial Statement Position (FSP) Accounting Principles Board (APB) 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis and will be adopted by Fleetwood in the first quarter of fiscal 2010. Fleetwood is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its results of operations and financial position.

Noncontrolling Interests

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and will be adopted by Fleetwood in the first quarter of fiscal 2010. Fleetwood does not expect the adoption of SFAS No. 160 to have a material effect on its results of operations and financial position.

Fair Value Option

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115,” which permits an entity to measure many financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. The statement also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. This statement is effective for fiscal years beginning after November 15, 2007. Fleetwood does not expect the adoption of SFAS No. 159 to have a material effect on its results of operations and financial position.

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement where the FASB has previously determined that under those pronouncements fair value is the appropriate measurement. This statement does not require any new fair value measurements but may require companies to change current practice. This statement is effective for fiscal years beginning after November 15, 2007. Fleetwood does not expect the adoption of SFAS No. 157 to have a material effect on its results of operations and financial position.

Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare, and other postretirement plans in their financial statements. The incremental effect of adopting SFAS No. 158 on Fleetwood’s financial statements at April 29, 2007 was not material. See Note 9 of the notes to the consolidated financial statements for further discussion of the effect of SFAS No. 158.

Split-Dollar Life Insurance Arrangements

In September 2006, the Emerging Issues Task Force (EITF) reached consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The scope of EITF No. 06-4 is limited to the recognition of a liability and related compensation costs for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods. EITF No. 06-4 is effective for fiscal years beginning after December 15, 2007. Fleetwood adopted EITF No. 06-4 early, in fiscal 2008, and its adoption did not have a material impact on Fleetwood’s results of operations or financial position.

Income Taxes

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” which supplements SFAS No. 109, “Accounting for Income Taxes,’ and is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainties in income taxes recognized in accordance with SFAS 109 by prescribing guidance for the recognition, de-recognition, and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 requires that any liability created for unrecognized tax benefits be disclosed. The application of FIN 48 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets.

On April 30, 2007, Fleetwood adopted the provisions of FIN 48. There was no material impact to Fleetwood of adopting FIN 48. As of adoption, Fleetwood had accrued a $3.7 million liability for uncertain tax positions and $0.7 million for interest and penalties on uncertain tax positions.

Life Insurance Policies

In March 2006, the FASB issued FSP No. FTB 85-4-1, “Accounting for Life Settlement Contracts by Third Party Investors.” FSP FTB 85-4-1 provides for a contract-by-contract irrevocable election to account for life settlement contracts on either a fair value basis, with changes in fair value recognized in the condensed consolidated statements of operations, or through use of the investment method. Under the investment method, the initial investment and continuing costs are capitalized; however, no income is recognized until the death of the insured party. The guidance of FSP FTB 85-4-1 will be effective for fiscal years beginning after June 15, 2006. Fleetwood adopted FSP FTB 85-4-1 as of the beginning of fiscal 2008, and its adoption did not have a material impact on Fleetwood’s results of operations or financial position.

In September 2006, the EITF reached a conclusion on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchases of Life Insurance.” The scope of EITF No. 06-5 consists of three separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of “key persons.” The three issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. Fleetwood adopted EITF No. 06-5 as of the beginning of fiscal 2008, and its adoption did not have a material impact on Fleetwood’s results of operations or financial position.

Share-Based Payment

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” Previously, Fleetwood accounted for share-based payments under the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and disclosed share-based payment expense as if accounted for under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under the provisions of SFAS No. 123R, a public entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

Fleetwood adopted SFAS No. 123R effective with the beginning of the first quarter of fiscal 2007, as discussed further in Note 2 and Note 17 to the financial statements.

(2)                                 Supplemental Financial Information

Earnings per share:

Basic earnings per share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The effect of stock options was anti-dilutive in fiscal 2007 and 2006, and the effect of convertible securities was anti-dilutive for all periods presented, and were, therefore, not considered when determining diluted net earnings (loss) per share.

The table below shows the calculation components of both basic and diluted net loss per share for each of the three fiscal years in the period ended April 27, 2008:

	2008	2007	2006
	(Amounts in thousands)
Basic and diluted—
Income (loss) from continuing operations	$2,919	$(78,013)	$150
Loss from discontinued operations	(3,932)	(11,948)	(28,587)
Net loss	$(1,013)	$(89,961)	$(28,437)
Weighted average shares outstanding used for basic income (loss) per share	64,228	63,964	59,506
Effect of dilutive employee stock options	270	N/A	676
Effect of restricted stock and restricted stock units	13	N/A	—
Weighted average shares outstanding used for diluted income (loss) per share	64,511	63,964	60,182

Anti-dilutive securities outstanding as of the fiscal years ended April 27, 2008, April 29, 2007, and April 30, 2006 were as follows:

	2008	2007	2006
	(Amounts in thousands)
Options and warrants	4,859	4,484	3,145
Convertible subordinated debentures	3,104	3,104	4,131
Convertible senior subordinated debentures	8,503	8,503	8,503

Common stock reserved for future issuance at April 27, 2008 was 16,466 shares.

Equity offering:

On June 25, 2008, subsequent to fiscal year-end, Fleetwood closed an underwritten public offering of 12,000,000 shares of common stock at a price of $3.40 per share. Fleetwood also granted the underwriter a 30-day option to purchase up to 1,800,000 additional shares of common stock to cover over-allotments, if any. Fleetwood expects to use the net proceeds from the offering of approximately $39 million to repay a portion of its outstanding 5% convertible senior subordinated debentures and for general corporate purposes.

Stock-based incentive compensation:

Prior to May 1, 2006, in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Share-Based Payment—Transition and Disclosure,” Fleetwood accounted for share-based payment using the intrinsic value method under APB No. 25, “Accounting for Stock Issued to Employees.” Fleetwood granted stock options under its stock-based incentive compensation plan and its non-employee directors’ plan with an exercise price no less than the fair market value of the underlying common shares on the date of grant. Vesting was generally based on three years of continuous service, and the options typically had a 10-year contractual term. In certain circumstances, such as a change of control or normal retirement (as defined by the plan), the plan provided for accelerated vesting. Under APB 25, no compensation cost was previously recognized for stock options granted under either plan.

Effective May 1, 2006, Fleetwood adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment,” using the modified prospective transition method. Under the modified prospective transition method, compensation cost recognized since May 1, 2006, included (1) compensation cost for all share-based awards granted prior to, but not yet vested as of, May 1, 2006 based on the grant date fair value determined in accordance with SFAS No. 123, and (2) compensation cost for all share-based awards granted subsequent to May 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Results of prior periods have not been restated.

The fair value of each stock option granted under Fleetwood’s equity incentive plans is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used are noted below. The expected volatility is based on both the implied and historical volatility of Fleetwood’s stock. The expected term of options granted represents the period of time that the options granted are expected to be outstanding and is based on historical experience giving consideration for the contractual terms, vesting periods and expectations of future employee behavior. The risk-free interest rate is based on the U.S. Treasury rate with a term equal to the expected term of the option grants on the date of grant.

The following weighted-average assumptions were used for grants for the last three fiscal years:

	2008	2007	2006
Risk-free interest rates	2.73%	4.68%	4.35%
Expected dividend yields	—	—	—
Expected lives (in years)	4.50	4.50	4.22
Expected volatility	53%	50%	44%

SFAS 123R requires forfeitures to be estimated at the time of grant and prospectively revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Subsequent to May 1, 2006, share-based payment expense was recorded net of estimated forfeitures only for those stock-based awards that were expected to vest. Previously under APB 25, to the extent awards were forfeited prior to vesting, the corresponding previously recognized expense was reversed in the period of forfeiture.

Prior to the adoption of SFAS No. 123R, Fleetwood determined the pro forma expense of stock-based compensation awarded to employees by amortizing the award over the normal vesting period, even if the employee was expected to be eligible for retirement during that period. The pro forma expense was then accelerated upon subsequent retirement of an employee. For awards that were unvested upon adoption of SFAS No. 123R, share-based compensation expense is amortized over the normal vesting period until retirement, at which point any remaining unrecognized expense is immediately recognized. For awards to eligible retirees made subsequent to the adoption of SFAS No. 123R, the related expense is recognized immediately for any portion of the award that would be subject to accelerated vesting upon retirement or that would continue to vest after retirement. For awards where the employee is expected to meet the years of service and age requirements for retirement eligibility prior to the stated vesting period, the related expense is recognized over the shorter service life during which the awards are earned.

If the fair value method under SFAS 123 had been applied in measuring share-based payment expense for the fiscal year ended April 30, 2006, the pro forma effect on net loss and net loss per share would have been as follows (in thousands, except per share amounts):

2006
Net loss, as reported	$(28,437)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3,198)
Pro forma net loss	$(31,635)
Basic loss per share, as reported	$(.48)
Basic loss per share, pro forma	$(.53)
Diluted loss per share, as reported	$(.47)
Diluted loss per share, pro forma	$(.53)

Investment income:

Investment income for fiscal years 2008, 2007 and 2006 consisted of the following:

	2008	2007	2006
	(Amounts in thousands)
Interest income	$4,509	$5,940	$5,479
Gross realized gains on investments	24	37	12
Gross realized losses on investments	—	(4)	—
Investment management fees	(74)	(71)	(54)
	$4,459	$5,902	$5,437

Inventories:

Inventories at April 27, 2008 and April 29, 2007 consisted of the following:

	2008	2007
	(Amounts in thousands)
Raw materials	$88,798	$97,876
Work in process	34,810	38,051
Finished goods	16,205	27,017
	$139,813	$162,944

Most of the materials purchased for Fleetwood’s core products are commodity-type items and are readily available from multiple sources. However, several of Fleetwood’s recreational vehicle components are specially tooled proprietary parts that are single sourced from national suppliers, although the tooling is owned by Fleetwood and could be relocated. Motor home chassis are only available from a limited number of suppliers and often need to be ordered well in advance of delivery. Spartan and Freightliner supply diesel-powered chassis, Workhorse Custom Chassis and Ford Motor Company are the dominant suppliers for the Class A and Class C gas chassis, and Chrysler supplies Class C diesel chassis. Shortages, production delays, or work stoppages by any of these suppliers could have a material adverse effect on our sales. If Fleetwood could not obtain an adequate chassis supply, its sales and earnings would suffer.

Warranty reserves:

Changes in Fleetwood’s product warranty liability during the fiscal years ended April 27, 2008, April 29, 2007, and April 30, 2006 are as follows:

	2008	2007	2006
	(Amounts in thousands)
Balance at beginning of year	$63,481	$64,740	$62,198
Warranties issued and changes in the estimated liability during the period	50,992	69,655	82,216
Settlements made during the period	(66,292)	(70,914)	(79,674)
Balance at end of year	$48,181	$63,481	$64,740

Consolidated insurance subsidiary:

The insurance subsidiary was formed primarily for the purpose of insuring products liability risks and, to a lesser extent, workers’ compensation risks of the parent company and its subsidiaries. Condensed financial information as of and for the fiscal years ended April 27, 2008, April 29, 2007, and April 30, 2006, for this subsidiary, excluding intercompany eliminations, is as follows:

	2008	2007	2006
	(Amounts in thousands)
Insurance subsidiary:
Cash and investments	$26,567	$23,829	$22,920
Other assets	8,481	12,595	15,406
Reserves for losses	27,136	27,649	32,039
Other liabilities	2,942	4,951	3,562
Net premiums	6,247	6,380	6,353
Underwriting gain (loss)	(1,695)	3,792	83
Investment income	1,223	1,279	767

Other current liabilities:

Other current liabilities as of April 27, 2008 and April 29, 2007, consist of the following:

	2008	2007
	(Amounts in thousands)
Incentive programs	$20,226	$27,788
Other	13,464	17,038
	$33,690	$44,826

Accumulated other comprehensive income (loss):

The following reflects the balances and activity, net of income taxes, for the components of accumulated other comprehensive income (loss) for the periods:

	Benefit Plans	Foreign Currency Items	Unrealized Gains (Losses) on Securities	Accumulated Other Comprehensive Income (Loss)
	(Amounts in thousands)
Balance April 24, 2005	$—	$1,385	$42	$1,427
Foreign currency translation adjustment		1,951	—	1,951
Unrealized holding gains	—	—	59	59
Reclassification adjustment for gains included in net income, net of income taxes	—	—	(43)	(43)
Net change	—	1,951	16	1,967
Balance April 30, 2006	—	3,336	58	3,394
Foreign currency translation adjustment	—	469	—	469
Defined benefit transition adjustment	(205)	—	—	(205)
Unrealized holding gains	—	—	291	291
Reclassification adjustment for gains included in net income, net of income taxes	—	—	(33)	(33)
Net change	(205)	469	258	522
Balance April 29, 2007	(205)	3,805	316	3,916
Foreign currency translation adjustment	—	(3,805)	—	(3,805)
Defined benefit transition adjustment	(560)	—	—	(560)
Unrealized holding gains	—	—	(351)	(351)
Reclassification adjustment for gains included in net income, net of income taxes	—	—	(24)	(24)
Net change	(560)	(3,805)	(375)	(4,740)
Balance April 27, 2008	$(765)	$—	$(59)	$(824)

Comprehensive income (loss):

Comprehensive income (loss) includes all revenues, expenses, gains, and losses that affect the capital of the Company aside from issuing or retiring shares of stock. Net income (loss) is one component of comprehensive income (loss). Based on the Company’s current activities, the only other components of comprehensive income (loss) are changes in the unrealized gains or losses on marketable securities and unrealized actuarial gains and losses relating to defined benefit plans.

The difference between net loss and total comprehensive loss is shown below (amounts in thousands):

	2008	2007	2006
Net loss	$(1,013)	$(89,961)	$(28,437)
Foreign currency translation	(3,805)	469	1,951
Investment securities	(375)	258	16
Defined benefit liability adjustment	(560)	(205)	—
Comprehensive loss	$(5,753)	$(89,439)	$(26,470)

During the third quarter of fiscal 2008, the Company successfully completed an asset sale of its former Canadian travel trailer subsidiary. The sale included the idle facilities, manufacturing equipment, raw materials, and certain intellectual property. The asset sale was deemed to be a substantial liquidation as defined in SFAS No. 52, “Foreign Currency Translation.” Therefore, the accumulated translation gain related to the Canadian subsidiary of approximately $4.1 million was recorded as a component of the gain on sale and included in other operating (income) expense in the consolidated statements of operations.

Supplemental cash flow disclosures:

Supplemental cash flow disclosures for each of the three fiscal years in the period ended April 27, 2008 are as follows:

	2008	2007	2006
	(Amounts in thousands)
Interest paid	$26,282	$21,345	$71,937
Income taxes paid	$1,578	$2,464	$2,771

(3)           Industry Segment Information

Fleetwood conducts operations principally in two industries, recreational vehicles and manufactured housing. Fleetwood is organized into three segments: the RV Group, the Housing Group, and Corporate.

The RV Group, which consists of the motor home, travel trailer and RV supply divisions, is primarily a manufacturer of recreational vehicles, with the preponderance of its products being sold to a network of independent dealers. The Housing Group primarily produces factory-built homes, selling products to independent dealers, developers, or contractors. Identifiable assets exclude assets from discontinued operations in the amount of $22.0 million, $31.4 million and $28.9 million for fiscal years 2008, 2007, and 2006, respectively. The operations of Fleetwood’s wholly owned insurance subsidiary have been included in the Corporate segment because the impact on consolidated operating income is not material. Intercompany sales and profits have been eliminated from the reported segment information.

Operating income (loss) is total revenues less cost of sales, operating expenses, and other operating expenses, net. The adjustments and eliminations include elimination of intercompany profits on inventories held by the former housing retail business. None of the following items have been included in the computation of operating income (loss) for the individual operating segments: certain corporate expenses, non-operating income and expenses, and income taxes. Identifiable assets are those assets used in the operation of each industry segment. Corporate assets primarily consist of cash, investments, deferred tax benefits, cash value of company-owned life insurance, other assets, and some idle facilities. Information with respect to industry segments as of April 27, 2008, April 29, 2007, and April 30, 2006, and for each of the years then ended is set forth as follows:

	RV Group	Housing Group	Corporate and Other	Adjustments and Eliminations	Total
	(Amounts in thousands)
2008
Operating revenues	$1,163,041	$496,939	$—	$—	$1,659,980
Operating income	$3,000	$8,608	$6,225	$—	$17,833
Identifiable assets	$266,592	$117,929	$219,029	$—	$603,550
Depreciation	7,786	5,257	4,952	—	17,995
Amortization of financing costs	—	—	1,543	—	1,543
Capital expenditures	2,927	2,014	1,078	—	6,019
2007
Operating revenues	$1,400,886	$518,461	$—	$—	$1,919,347
Operating loss	$(51,581)	$(2,557)	$(3,641)	$—	$(57,779)
Identifiable assets	$321,492	$136,791	$213,480	$—	$671,763
Depreciation	8,762	6,649	6,114	—	21,525
Amortization of financing costs	—	—	3,549	—	3,549
Capital expenditures	4,212	2,726	814	—	7,752
2006
Operating revenues	$1,578,132	$795,877	$—	$(25,627)	$2,348,382
Operating income (loss)	$8,662	$38,831	$(10,509)	$(1,264)	$35,720
Identifiable assets	$347,924	$166,649	$318,587	$—	$833,160
Depreciation	8,270	7,011	6,630	—	21,911
Amortization of financing costs	—	—	1,476	—	1,476
Capital expenditures	7,813	5,167	2,323	—	15,303

(4)           Other Operating (Income) Expense, net

Other operating (income) expense, net, includes gains on sale of fixed assets, net, write-down of impaired assets, and restructuring and severance costs for fiscal years 2008, 2007 and 2006 as follows:

	2008	2007	2006
	(Amounts in thousands)
Gains on sales of fixed assets, net	$(36,526)	$(4,325)	$(475)
Write-down of impaired assets	4,375	2,800	1,550
Restructuring and severance costs	1,691	14,012	4,946
	$(30,460)	$12,487	$6,021

Gains on sales of fixed assets, net:

The gains on sales of fixed assets, net, resulted primarily from the sale of land and buildings, as well as recognition of the accumulated foreign currency translation gains upon the substantial liquidation of the Company’s Canadian travel trailer operation. During fiscal 2008, 13 idle facilities with a carrying value of $18.8 million were sold. Additionally, on April 10, 2008, we completed the sale of the Company’s corporate headquarters in Riverside, California, for a price of $23.5 million, net of expenses. The sale generated a gain of approximately $22 million, of which $15 million was recognized in the fourth quarter. The deferred gain is included in other current liabilities and other non-current liabilities, as appropriate. A portion of the property is subject to a seven-year lease and the remaining gain is being recognized ratably over the lease period. During fiscal 2007, six idle facilities with a carrying value of $5.8 million were sold. During fiscal 2006, four idle facilities with a carrying value of $2.4 million were sold, along with two parcels of land with an aggregate carrying value of $800,000.

Write-down of impaired assets:

In fiscal 2008, 2007 and 2006, Fleetwood determined that the net book value of certain closed manufactured housing facilities exceeded net realizable value. In fiscal 2008, 2007 and 2006, the write-down of assets related to one, one and three idle manufacturing facilities, respectively. Net realizable values were determined based on estimated recoverability upon sale, where appropriate, or other estimates of future cash flows.

Restructuring and severance costs:

Restructuring and severance costs are related to reductions in personnel and plant closures.

(5)           Marketable Investments

Excess cash balances are invested primarily in short-term, exchange-traded debt instruments. Investments generally consist of non-equity type investments stated at market value.

The following is a summary of investment securities:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Amounts in thousands)
April 27, 2008
Available-for-Sale Securities:
U.S. corporate equity securities	$301	$161	$—	$462
U.S. corporate debt securities	10,164	185	(88)	10,261
Foreign corporate debt securities	14,682	—	(318)	14,364
	$25,147	$346	$(406)	$25,087
April 29, 2007
Available-for-Sale Securities:
U.S. corporate equity securities	$301	$247	$—	$548
U.S. corporate debt securities	10,952	—	—	10,952
Foreign corporate debt securities	12,592	71	(2)	12,661
	$23,845	$318	$(2)	$24,161

By contractual maturity, all marketable debt investments at April 27, 2008 are due in one year or less; as such, all unrealized losses noted above occurred within the past 12 months. Given the short-term maturity of the investment securities and their related investment rating, none of the above securities were deemed to have an other-than-temporary impairment.

(6)           Income Taxes

Deferred tax assets and liabilities are determined based on temporary differences between income and expenses reported for financial reporting and tax reporting. Fleetwood is required to record a valuation allowance to reduce its net deferred tax assets to the amount that it believes is more likely than not to be realized. In assessing the need for a valuation allowance, Fleetwood historically had considered all positive and negative evidence, including scheduled reversals of deferred tax liabilities, prudent and feasible tax planning strategies, projected future taxable income, and recent financial performance. Since Fleetwood has had cumulative losses in recent years, the accounting guidance suggests that Fleetwood should not look to future earnings to support the realizability of the net deferred tax asset. As a result, management concluded that a partial valuation allowance against the deferred tax asset was appropriate. In fiscal 2008, the deferred tax asset was increased by $2.4 million to $56.7 million. The book value of the net deferred tax asset is supported by the availability of various tax strategies which, if executed, are expected to generate sufficient taxable income to realize the recorded asset. Fleetwood has periodically assessed the realizability of its net deferred tax asset and has made adjustments as necessary, generally to give effect to changes in the amount of available tax planning strategies. We continue to believe that the combination of all positive and negative factors will enable us to realize the full value of the net deferred tax assets; however, it is possible that the extent and availability of tax-planning strategies will change over time and impact this evaluation. If, after future assessments of the realizability of our deferred tax asset, we determine an adjustment is required, we would record the provision or benefit in the period of such determination.

The benefit (provision) for income taxes on continuing operations for the last three fiscal years is summarized below:

	2008	2007	2006
	(Amounts in thousands)
Current:
U.S. Federal	$180	$—	$(1,035)
Foreign	(250)	1,021	198
State	(665)	(2,909)	(4,801)
	(735)	(1,888)	(5,638)
Deferred, principally Federal:
Deferred tax valuation allowance	5,307	(39,555)	(4,744)
Tax loss carryforward	2,583	25,971	1,849
Insurance reserves	330	(656)	1,013
Deferred compensation and benefits	(2,990)	(1,819)	(3,354)
Product warranty reserves	(4,586)	(222)	991
Dealer volume rebates	(667)	(255)	946
Depreciation	(949)	62	227
Restructuring accruals	584	(457)	(6,182)
Other financial accruals	4,760	(290)	3,547
	4,372	(17,221)	(5,707)
	$3,637	$(19,109)	$(11,345)

The benefit (provision) for income taxes from continuing operations and discontinued operations is as follows:

	2008	2007	2006
	(Amounts in thousands)
Continuing operations	$3,637	$(19,109)	$(11,345)
Discontinued operations	(2,500)	2,500	—
Benefit (provision) for income taxes	$1,137	$(16,609)	$(11,345)

The benefit (provision) for income taxes on continuing operations computed by applying the Federal statutory rate to income (loss) before taxes is reconciled to the actual benefit (provision) for the last three fiscal years as follows:

	2008		2007		2006
	Amount	%	Amount	%	Amount	%
	(Amounts in thousands)
Income (loss) from continuing operations before benefit (provision) for income taxes:
U.S. Federal	$3,091	(430.5)%	$(45,306)	76.9%	$13,401	116.6%
Foreign	(3,809)	530.5	(13,598)	23.1	(1,906)	(16.6)
	$(718)	100.0%	$(58,904)	100.0%	$11,495	100.0%
Computed statutory tax	$251	35.0%	$20,616	35.0%	$(4,023)	(35.0)%
Valuation allowance	5,307	739.1	(39,555)	(67.2)	(4,744)	(41.3)
Foreign taxes, net	(250)	(34.8)	1,021	1.8	469	4.1
State income taxes, net	(665)	(92.6)	(2,909)	(4.9)	(4,801)	(41.8)
Other items, net	(1,006)	(140.2)	1,718	2.9	1,754	15.3
	$3,637	506.5%	$(19,109)	(32.4)%	$(11,345)	(98.7)%

The components of Fleetwood’s deferred tax assets at April 27, 2008 and April 29, 2007 were as follows:

	2008	2007
	(Amounts in thousands)
Tax loss carryforward	$130,363	$127,780
Insurance reserves	19,109	18,779
Deferred compensation and benefits	14,708	17,698
Product warranty reserves	17,072	21,658
Dealer volume rebates	1,971	2,638
Property, plant and equipment	4,078	5,027
Restructuring accruals	5,286	4,702
Other financial accruals	15,281	10,521
	207,868	208,803
Valuation allowance	(151,146)	(154,468)
	$56,722	$54,335

At April 27, 2008, Fleetwood had a domestic Federal net operating loss carryforward of approximately $375 million and a foreign net operating loss carryforward of $3.4 million. The Federal and foreign net operating loss carryforwards begin to expire in 2023 and 2017, respectively. In addition, Fleetwood has related state net operating loss carryforwards of $178.1 million with varying expiration dates. Companies are subject to a change of ownership test, as defined by applicable tax code, that, if met, would limit the annual utilization of net operating loss carryforwards. Fleetwood monitors this calculation and, at April 27, 2008, has not had a change of ownership as defined by the code. Although not included in the components of deferred taxes above, $13.3 million of Fleetwood’s Federal net operating loss carryforward relates to tax deductions from the exercise of non-qualified stock options. Upon future realization of these deductions, approximately $5.2 million will be recognized directly to shareholders’ equity as additional paid-in capital.

On April 30, 2007, the Company adopted the provisions of FIN 48. There was no material impact to the Company of adopting FIN 48. As of the date of adoption, the Company had accrued a $3.7 million liability for uncertain tax positions and $0.7 million for interest and penalties on uncertain tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows (in millions):

Unrecognized tax benefits, April 30, 2007	$3.7
Increase in prior-period tax positions	8.4
Decrease in prior-period tax positions	(0.3)
Current year tax positions	—
Settlements	(0.2)
Lapse of statute of limitations	—
Unrecognized tax benefits, April 27, 2008	$11.6

Of the $11.6 million of unrecognized tax benefits, $3.3 million, if recognized, would favorably affect the Company’s effective tax rate.

The Company recognizes interest and penalties, as applicable, related to uncertain tax positions in the provision for income taxes. As of April 27, 2008, the Company has accrued additional $1.1 million of interest and penalties related to uncertain tax positions.

The Company strives to resolve open matters with each tax authority at the examination level and could reach agreement with a tax authority at any time. While the Company has accrued for amounts it believes are the probable outcomes, the final outcome with a tax authority may result in a tax liability that is more or less than that reflected in the consolidated financial statements. Furthermore, the Company may later decide to challenge any assessments, if made, and may exercise its right to appeal. The unrecognized tax positions are reviewed quarterly and adjusted as events occur that affect potential liabilities for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, negotiations between tax authorities, identification of new issues, and issuance of new legislation, regulations, or case law. Management believes that adequate amounts of tax and related interest have been provided for any adjustments that may result from these uncertain tax positions.

As a result of audits, the total liability for unrecognized tax benefits may change within the next 12 months due to either settlement of audits or expiration of statutes of limitations. Quantification of those potential changes cannot be estimated at this time. At April 27, 2008, the Company has concluded all United States federal and state income tax matters for years through 2002.

(7)           Property, Plant, and Equipment, net

Property, plant, and equipment is stated at cost, net of accumulated depreciation, and consists of the following as of April 27, 2008 and April 29, 2007:

	2008	2007
	(Amounts in thousands)
Land	$13,479	$16,777
Buildings and improvements	234,472	295,083
Machinery and equipment	141,683	151,677
	389,634	463,537
Less accumulated depreciation	(243,061)	(278,083)
	$146,573	$185,454

Idle facilities include closed plants and certain other properties that are not in current use by Fleetwood. There were 13 idle plant facilities at the end of fiscal 2008 and 21 at the end of fiscal 2007. Of the current 13 idle facilities, one recreational vehicle facility and three housing facilities are designated as held for sale and have a net book value of $9.4 million. Of the idle facilities as of April 29, 2007, five recreational vehicle facilities and one housing facility were designated as held-for-sale and had a combined net book value of $6.1 million. During fiscal 2008, five facilities were idled, one facility was reactivated, and 12 idle facilities were sold.

The carrying value of idle facilities, including those designated as held for sale, was $23.9 million at April 27, 2008 and $35.2 million at April 29, 2007, net of accumulated depreciation of $26.8 million and $37.8 million, respectively. In the opinion of management, the carrying values of idle facilities are not in excess of their net realizable values.

(8)           Retirement and Deferred Compensation Plans

Fleetwood has qualified defined contribution (DC) retirement plans covering most employees. There are no prior service costs associated with these plans. Fleetwood follows the policy of funding qualified retirement plan contributions as earned. Fleetwood also has maintained two non-qualified plans to accrue retirement benefits subject to Internal Revenue Code limitations. During fiscal 2003, Fleetwood terminated three DC plans that covered the majority of its employees: a 401(k) plan that previously included the employees at Fleetwood Retail Corp., a money purchase plan for workers at the manufacturing subsidiaries and a profit-sharing plan for employees at Fleetwood’s headquarters. All assets and participant accounts associated with the terminated plans were transferred to a single 401(k) plan, with no loss of benefits. In addition, Fleetwood established a non-qualified Deferred Compensation Alternative (DCA) plan that serves as a supplementary retirement vehicle for after-tax contributions in excess of IRS limitations on pre-tax contributions. The costs associated with these retirement plans are summarized as follows:

	Qualified DC Plans	Non-Qualified Plans	Total
	(Amounts in thousands)
2008	$7,492	$2,009	$9,501
2007	11,030	4,588	15,618
2006	13,356	3,296	16,652

In addition to the two non-qualified retirement plans, Fleetwood has provided a non-qualified deferred compensation plan that has allowed for the voluntary deferral of a portion of managers’ compensation. With the exception of the DCA plan, where returns are dictated by a portfolio of investments selected by the individual, participant balances in the various non-qualified plans are credited with interest at a rate set at the discretion of Fleetwood. For the three years ended April 2008, this interest rate was the prime rate as published by a major U.S. bank. To enhance security for the benefits payable under these plans, excluding the DCA plan, Fleetwood has established a “Rabbi Trust,” funded with company-owned life insurance (COLI) policies on the lives of participants. The assets of the trust are not generally available to Fleetwood or its creditors, except to pay benefits or in the event of Fleetwood’s insolvency. No premium payments were made in the last three fiscal years. In fiscal 2008 and 2007, respectively, $4.8 million and $6.4 million were borrowed from the trust in the form of policy loans to pay participant benefits. The liability for benefits accrued under the non-qualified plans at the end of fiscal 2008 and 2007 totaled $22.5 million and $28.2 million, respectively. The cash values of the related trust assets reflected in the accompanying balance sheets were $13.1 million and $23.0 million, respectively, at those same dates.

In response to Federal legislation that created Internal Revenue Code Section 409A, effective as of January 1, 2005, Fleetwood amended the two non-qualified retirement plans along with the non-qualified deferred compensation plan to prohibit any further contributions or deferrals. By virtue of this amendment, these plans will not be subject to rules established by the new law, relating primarily to the distribution of participant balances. In addition, on the same date, Fleetwood established a new 2005 Deferred Compensation Plan, primarily to accommodate retirement profit-sharing contributions in excess of IRS limitations. All contributions to the new plan are subject to the provisions of the new legislation. In conjunction with some cost-reduction measures taken by Fleetwood, all profit-sharing contributions, including any excess contributions to this plan, were suspended effective January 1, 2007.

(9)           Postretirement Healthcare Benefits

Fleetwood provides healthcare benefits to certain retired employees from retirement age to when they become eligible for Medicare coverage or reach age 65, whichever is sooner. Employees initially become eligible for benefits after meeting certain age and service requirements. The cost of providing retiree healthcare benefits is actuarially determined and accrued over the service period of the active employee group.

On April 29, 2007, Fleetwood adopted the recognition and disclosure provisions of SFAS No. 158, which required Fleetwood to recognize the funded status of its employee defined benefit plans beginning in the April 29, 2007 consolidated balance sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment at adoption represents the net unamortized actuarial losses and unrecognized prior service costs, which were previously netted against the plans’ funded status in Fleetwood’s consolidated balance sheet pursuant to the provisions of SFAS No. 106. These amounts will be subsequently recognized as net periodic postretirement benefit cost pursuant to Fleetwood’s historical accounting policy for amortizing such amounts. Actuarial gains and losses that arise in subsequent periods that are not recognized as net periodic postretirement benefit cost in the same periods will be recognized as a component of other comprehensive income. Those costs will be subsequently recognized as a component of net periodic postretirement benefit cost on the same basis as the amounts recognized in accumulated other comprehensive income at the adoption of SFAS No. 158.

The adoption of SFAS No. 158 had no effect on Fleetwood’s consolidated statement of income for the year ended April 27, 2008, or for any prior period presented. The primary effect of adoption was a decrease to other comprehensive income of approximately $205,000 and a related increase to accrued postretirement benefits cost.

The components of the net periodic postretirement benefit cost are as follows:

	2008	2007	2006
	(Amounts in thousands)
Service cost—benefits earned during the year	$191	$230	$568
Interest cost on projected benefit obligation	328	427	628
Recognized net actuarial loss	139	351	975
Amortization of unrecognized prior service cost	(588)	(588)	(701)
Net periodic postretirement benefit cost	$70	$420	$1,470

The changes in the benefit obligation and the unfunded status as of the measurement dates of April 27, 2008 and April 29, 2007 of the postretirement benefit plan are as follows:

	2008	2007
	(Amounts in thousands)
Change in accumulated postretirement benefit obligation:
Accumulated benefit obligation at beginning of year	$5,948	$7,433
Service cost	191	230
Interest cost	328	427
Actuarial gain	112	(1,710)
Net benefits paid	(663)	(432)
Accumulated benefit obligation at end of year	$5,916	$5,948
Funded status	$(5,916)	$(5,948)
Unrecognized net actuarial loss	1,775	1,802
Unrecognized prior service cost	(1,009)	(1,597)
Accrued postretirement benefits	$(5,150)	$(5,743)

The following table summarizes amounts recognized in shareholders’ equity:

	April 27, 2008	April 29, 2007
	(Amounts in thousands)
Prior service cost	$(1,009)	$(1,597)
Net actuarial loss	1,775	1,802
Total	$766	$205

To determine the amount of the benefit obligation, a discount rate of 6.25% and 5.75% was used in fiscal years 2008 and 2007, respectively, and the assumed healthcare cost trend rate was assumed to begin at 9.00% and reduce over eight years to an ultimate level of 5.00% per year. A 1.00% increase in the assumed healthcare cost trend rate would increase the total service cost and interest cost by $46,000 and the accumulated postretirement benefit obligation (APBO) by $396,000. A 1.00% decrease in the assumed healthcare cost trend rate would decrease the total service cost and interest cost by $42,000 and the APBO by $361,000.

Fleetwood funds postretirement healthcare benefits on a pay-as-you-go basis. Fleetwood expects to make cash payments of approximately $501,000 related to its postretirement healthcare plan in fiscal 2009.

The following benefit payments, which reflect future service as appropriate, are expected to be paid:

Postretirement Healthcare Benefits
(Amounts in thousands)
2009	$501
2010	547
2011	533
2012	555
2013-2018	3,852

(10)         Discontinued Operations

On April 15, 2008, the folding trailer business was designated as held-for-sale and was subsequently sold on May 12, 2008. On March 30, 2005, Fleetwood announced plans to exit its manufactured housing retail and financial services businesses and completed the sale of the majority of the assets of these businesses by August 2005. The decision to exit these businesses was intended to stem losses and return to a traditional focus on core manufacturing operations.

Assets and liabilities expected to be sold or extinguished have been reclassified to current assets and liabilities from discontinued operations, respectively, and consist of the following:

	2008	2007
	(Amounts in thousands)
Current assets from discontinued operations:
Receivables	$6,175	$5,201
Inventories	8,904	11,966
Property, plant and equipment, net	5,857	6,775
Goodwill	—	6,316
Other assets	1,085	1,150
	22,021	31,408
Current liabilities from discontinued operations:
Accounts payable	2,931	2,601
Employee compensation	2,387	3,748
Product warranty	3,430	5,698
Other current liabilities	12,289	17,439
	$21,037	$29,486

Operating results of these businesses, including impairment charges, are classified as discontinued operations for all periods presented. Discontinued operations, net for fiscal years 2008, 2007 and 2006, consist of the following:

	2008	2007	2006
	(Amounts in thousands)
Sales	$76,633	$88,593	$177,595
Net income (loss) before charges:
Retail	$(600)	$(1,649)	$(16,695)
Financial services	(11)	(19)	(1,063)
Folding trailers	3,829	(9,637)	(6,215)
Gain on sale, impairment charges and termination costs:
Gain on sale of insurance assets	—	—	2,417
Impairment of retail and finance services	—	(393)	(2,520)
Impairment of folding trailer operations	(7,150)	—	—
Severance and termination costs	—	—	(4,511)
Contract (lease) termination costs	—	(250)	—
Discontinued operations, net	$(3,932)	$(11,948)	$(28,587)

As of year-end, a strong indication of market value of the folding trailer business was available based on advanced discussions with the buyer. These discussions culminated in the signing of a stock purchase agreement on April 28, 2008. An impairment of approximately $7.2 million was recorded to reduce the carrying value of the folding trailer business to its estimated market value. The impairment was primarily recorded against goodwill on the balance sheet and was included in the loss from discontinued operations.

Results include a deferred income tax provision of $2.5 million in fiscal 2008, a benefit of $2.5 million in fiscal 2007, and no tax provision in fiscal 2006.

Losses and other costs from discontinued operations in fiscal 2009 are not expected to be material.

(11)         Other Short-Term Borrowings

Secured Credit Facility:

In January 2007, the agreement governing Fleetwood’s credit facility with a syndicate of lenders led by Bank of America, N.A., as administrative agent, was renewed and extended until July 31, 2010. The Company originally entered into the credit agreement in July 2001, and it has been amended on several occasions since. The new amended and restated agreement incorporated prior amendments and made additional changes, but continued to provide for a revolving credit facility, including a real estate sub-facility, and a term loan.

Loan commitments for the revolving credit facility were $183.1 million as of April 27, 2008. Fleetwood’s borrowing capacity, however, is governed by the amount of a borrowing base, consisting primarily of inventories and accounts receivable and a real estate sub-facility. Inventories and accounts receivable can fluctuate significantly and the borrowing base is revised weekly for changes in receivables and monthly for changes in inventory balances. Both the commitments to the term loan ($22 million) and real estate sub-facility ($15 million) have been reduced through quarterly amortization to net values of $18.1 million and $13.1 million, respectively, at the end of the current fiscal year. On the first day of each fiscal quarter, Fleetwood is required to repay $786,000 in principal on the term loan, and the ability to borrow under the real estate sub-facility is reduced by $375,000. Additionally, in May 2008, the term loan was reduced by a repayment of $3.7 million. The total facility commitment is subject to a $25 million seasonal uplift from December through April.

The facility includes restrictions regarding additional indebtedness, business operations, liens, guaranties, transfers and sales of assets, and transactions with subsidiaries or affiliates. The facility also contains customary events of default that would permit the lenders to accelerate repayment of borrowings under the amended facility if not cured within applicable grace periods, including the failure to make timely payments under the amended facility or other material indebtedness and the failure to meet certain covenants.

The combined aggregate short-term balance outstanding on the revolver and term loan was $7.3 million as of April 27, 2008 and $5.3 million as of April 29, 2007. An additional $14.9 million and $14.1 million of the term loan was included in long-term borrowings as of April 27, 2008 and April 29, 2007, respectively. At the end of the fiscal year, the borrowing base totaled $141.5 million. After consideration of outstanding borrowings and standby letters of credit of $79.3 million, unused borrowing capacity (availability) was approximately $39.9 million. The revolving credit line and term loan bear interest, at Fleetwood’s option, at variable rates based on either Bank of America’s prime rate or one-, two-, or three-month LIBOR.

Borrowings are secured by receivables, inventory and certain other assets, primarily real estate, and are used for working capital and general corporate purposes. Under the senior credit agreement, Fleetwood Enterprises, Inc. is a guarantor of the borrowings and letters of credit of its wholly owned subsidiary, Fleetwood Holdings, Inc. Also, Fleetwood is subject to a springing financial performance covenant, but only if either (a) average daily liquidity, defined as cash, cash equivalents, and unused borrowing capacity, falls below a prescribed minimum level of $50 million in any calendar month, (b) liquidity falls below $25 million on any single day, or (c) average daily availability is below $20 million in any month. During the fiscal year ended April 27, 2008, average monthly liquidity ranged from $59.9 million to $129.1 million, and Fleetwood remained above all of the minimum requirements.

In March 2008, the credit facility was further amended to establish a new springing financial performance covenant based on a fixed charge coverage ratio at levels that more closely approximated expectations of future operating results rather than earnings before interest, taxes, depreciation, and amortization. The amendment also increased the pledge of excess real estate collateral by approximately $3 million. Under the amended facility, real estate with an approximate appraised value of $79 million is pledged as security, which includes excess collateral of $28 million.

The weighted average interest rate on these short-term borrowings was 6.16%, 8.4% and 8.9% at the end of fiscal 2008, 2007 and 2006, respectively.

The secured credit facility was subsequently amended on October 28, 2008, as further discussed in Note 20.

(12)         Convertible Senior Subordinated Debentures

In December 2003, Fleetwood completed the sale of $100 million aggregate principal amount of 5% convertible senior subordinated debentures due in 2023. Interest on the debentures is payable semi-annually at the rate of 5.0%. The debentures are convertible, under certain circumstances, into Fleetwood’s common stock at an initial conversion rate of 85.034 shares per $1,000 principal amount of debentures, equivalent to an initial conversion price of $11.76 per share of common stock.

Holders of the debentures have the ability to require Fleetwood to repurchase the debentures, in whole or in part, on December 15, 2008, December 15, 2013 and December 15, 2018. Beginning in the third quarter of fiscal 2008, the debentures were reclassified on the balance sheet from long-term to current liabilities. The repurchase price is 100% of the principal amount of the debentures plus accrued and unpaid interest. Fleetwood may, at its option, elect to pay the repurchase price in cash, its common stock or a combination of cash and its common stock. If Fleetwood elects to repay the purchase price in common stock, the number of shares of its common stock that it will deliver will be equal to the dollar amount being repurchased divided by 95% of the arithmetic average of the volume weighted average price of its common stock for each of the 20 trading days immediately preceding the repurchase date. Fleetwood has the option to repurchase the debentures after December 15, 2008, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued and unpaid interest. Subsequent to the end of fiscal 2004, the debentures and the common stock potentially issuable upon conversion of the debentures were registered for resale under the Securities Act of 1933.

(13)         Convertible Subordinated Debentures

In 1998, a wholly owned Delaware business trust, Fleetwood Capital Trust (Trust I), issued optionally redeemable convertible trust preferred securities convertible into shares of Fleetwood’s common stock. The proceeds from the sale of the securities and from the purchase by Fleetwood of the common shares of the business trust were tendered to Fleetwood in exchange for convertible subordinated debentures, the sole assets of the business trust. Under FIN 46R, “Consolidation of Variable Interest Entities,” the business trusts were deemed to have no primary beneficiary and, although wholly owned by Fleetwood, were not to be consolidated. As a result, the convertible subordinated debentures, issued by Fleetwood, were presented as a long-term liability.

The transaction is more fully described below and the securities and amounts outstanding as of April 27, 2008, are summarized in the following table (dollar amounts in thousands, except per share data):

Series	Convertible Subordinated Debentures Outstanding	Number of Trust Preferred Securities Outstanding	Par Value Per Share	Aggregate Amount of Trust Preferred Securities Outstanding	Maturity	Interest Rate	Conversion Price
Trust I	$160,142	3,025,000	$50	$151,250	2028	6%	$48.72 or 1.02627 shares of common stock per share of Trust I Securities

Trust I initially completed a $287.5 million private placement of 5,750,000 shares of 6% convertible trust preferred securities due February 15, 2028 (Trust I Securities) with a liquidation value of $50 per security. The combined proceeds from the transaction and from the purchase by Fleetwood of the common shares of Trust I were tendered to Fleetwood in exchange for 6% convertible subordinated debentures due February 15, 2028 (Trust I Debentures) in the aggregate principal amount of $296.4 million. In a subsequent exchange offer, the number of Trust I Securities outstanding was reduced to 4,025,000 and the aggregate principal amount outstanding was reduced to $201,250,000. Fleetwood called the securities held by two additional trusts, including the securities that were issued in the exchange offer, for redemption and entered into a series of transactions that spanned our fiscal 2004 year end. As of June 4, 2004, all of the outstanding securities held by these additional trusts were redeemed for cash or were converted into common stock. Fleetwood also purchased and cancelled 1,000,000 shares or 24.8% of its previously outstanding 6% convertible trust preferred securities in July 2006. The transaction price of $31 per share represented a discount of approximately 39% from the par value of $50 per share, taking into account accrued and unpaid interest. Long-term debt was reduced by $50 million and Fleetwood recorded a pre-tax gain of approximately $18.5 million as other income in the first quarter of fiscal 2007. Subsequent to this purchase, the number of Trust I Securities outstanding was 3,025,000 and the aggregate principal amount outstanding was $151,250,000.

Distributions on the Trust I Securities are cumulative and are paid quarterly in arrears at an annual rate of 6%. Fleetwood has the option to defer payment of the distributions for an extended period of up to 20 consecutive quarters, so long as Fleetwood is not in default in the payment of interest on the debentures and discontinues the payment of dividends on common stock while the deferral is in effect. Considered together, the undertakings under the trust, the related indentures and guarantees, and the convertible subordinated debentures constitute a full and unconditional guarantee by Fleetwood of the trust’s obligations under the securities. Beginning with the third quarter of fiscal 2002, Fleetwood elected to defer the quarterly distributions on the Trust I Securities. Under the terms of the governing instruments, Fleetwood was permitted to defer distributions on the Trust I Securities through August 2006; however, the deferred distributions, plus interest, were repaid in full on February 15, 2006, along with the current distribution due on that date in an aggregate amount of $61.9 million. Fleetwood recently elected to defer distributions beginning May 15, 2008, and has the right to do so for up to 20 consecutive quarters.

The Trust I Securities are convertible, at the option of the holder, at any time at the rate of 1.02627 shares of Fleetwood common stock (i.e., a conversion price of $48.72 per common share), subject to adjustment in certain circumstances. Since February 15, 2006, the Trust I Debentures have been redeemable in whole or in part, at the option of Fleetwood, at a price equal to the principal amount plus accrued and unpaid interest. The Trust I Securities are subject to mandatory redemption to the extent of any early redemption of the Trust I Debentures and upon maturity of the Trust I Debentures on February 15, 2028.

(14)         Fair Value of Financial Instruments

Fleetwood has estimated the fair value of its financial instruments as of April 27, 2008, and April 29, 2007, based on relevant market information or using management estimates of discounted cash flows. The book and estimated fair values of financial instruments include those set out below or are discussed in Note 5:

	April 27, 2008		April 29, 2007
	Book Value	Estimated Fair Value	Book Value	Estimated Fair Value
	(Amounts in thousands)
Cash and cash equivalents (including restricted cash)	$75,052	$75,052	$52,127	$52,127
Marketable investments	25,087	25,087	24,161	24,161
Cash value of life insurance policies	29,157	29,157	39,423	39,423
Investments in unconsolidated subsidiaries	8,892	8,892	8,892	8,892
Short-term borrowings	9,568	9,568	7,314	7,314
5% convertible senior subordinated debentures	100,000	96,000	100,000	100,850
6% convertible subordinated debentures	160,142	84,139	160,142	112,150
Other long-term debt	16,145	16,145	17,508	17,508

(15)         Commitments and Contingencies

Repurchase Commitments:

Producers of recreational vehicles and manufactured housing customarily enter into repurchase agreements with lending institutions that provide wholesale floorplan financing to independent dealers. Fleetwood’s agreements generally provide that, in the event of a default by a dealer in its obligation to these credit sources, Fleetwood will repurchase product. With most repurchase agreements this obligation ceases when the amount for which Fleetwood is contingently liable to the lending institution has been outstanding for more than 12, 18, or 24 months, depending on the terms of the agreement. The contingent liability under these agreements approximates the outstanding principal balance owed by the dealer for units subject to the repurchase agreement, less any scheduled principal payments waived by the lender. Although the maximum potential contingent repurchase liability approximated $128 million for inventory at manufactured housing dealers and $391 million for inventory at RV dealers as of April 27, 2008, the risk of loss is reduced by the potential resale value of any products that are subject to repurchase, and is spread over numerous dealers and financial institutions. The gross repurchase obligation will vary depending on the season and the level of dealer inventories. Typically, the repurchase obligation for the third fiscal quarter will be greater than other periods due to high dealer inventories. The RV repurchase obligation is significantly more than the manufactured housing obligation due to a higher average cost per motor home and more units in dealer inventories. Losses and related repurchase reserves under these agreements have not been significant and lender repurchase demands have been funded out of working capital.

In the past three fiscal years Fleetwood had the following repurchase activity:

	2008	2007	2006
	(Dollars in millions)
Units	159	96	66
Repurchase amount	$4.8	$2.4	$2.1
Loss recognized	$0.7	$0.7	$0.4

Legal Proceedings:

Fleetwood is regularly involved in legal proceedings in the ordinary course of business. For certain cases the Company is self-insured; for others, including products liability, insurance covers a portion of Fleetwood’s liability under some of this litigation. In the majority of cases, including products liability cases, Fleetwood prepares estimates based on historical experience, the professional judgment of legal counsel, and other assumptions it believes to be reasonable. As additional information becomes available, Fleetwood reassesses the potential liability related to pending litigation and revises the related estimates. Such revisions and any actual liability that greatly exceeds Fleetwood’s estimates could materially impact Fleetwood’s results of operations and financial position.

Fleetwood is now painting motor homes at its Riverside, California plant under a permanent variance. Since July 2004, the Company had been operating the paint facility pursuant to experimental variances granted by the California Division of Occupational Safety and Health (the Division), which is the enforcement and consultation agency for the California Occupational Safety and Health program (Cal/OSHA). Although Fleetwood believes it is providing safety and health protection to employees that goes beyond the protection required by Cal/OSHA, a variance from a Cal/OSHA standard is required wherever an employer is recirculating air in paint spray booths. Fleetwood applied to the California Occupational Safety and Health Appeals Board (the Board) for a permanent variance and after several hearings on that application, a permanent variance was granted by the Board on October 18, 2007, subject to numerous conditions. On November 27, 2007, Fleetwood filed a petition to modify one of the conditions, and the Division filed a petition to have the variance revoked. Meanwhile, Fleetwood and the Division continue to hold productive discussions and are taking steps with a view to implementing a stipulated resolution of the issue. If the permanent variance were to be revoked, then Fleetwood would be unable to use the spray booths as currently deployed unless a court intervened to grant Fleetwood relief.

Fleetwood has been named in several complaints, some of which are putative class actions, filed against manufacturers of travel trailers and manufactured homes supplied to the Federal Emergency Management Agency (FEMA) to be used for emergency living accommodations in the wake of Hurricane Katrina. The complaints generally allege injury due to the presence of formaldehyde in the units. Fleetwood strongly disputes the allegations in these complaints, and intends to vigorously defend itself in all such matters.

Subsequent to our year-end on May 29, 2008, Fleetwood settled all ongoing litigation with The Coleman Company, Inc., and all pending proceedings have been dismissed. Fleetwood paid Coleman $10 million in cash and agreed to release Coleman from the restriction on licensing its name to an RV company. In 2005 when the judgment was entered, Fleetwood posted an appeal bond, supported by a standby letter of credit in the amount of $18 million. Prior to the settlement, Fleetwood had recorded cumulative accounting charges of $19.2 million representing the amount of the judgment plus interest and expenses. As a result of the settlement, Fleetwood recorded a reversal of $9.2 million of the prior charges in discontinued operations in the fourth quarter of fiscal 2008. The standby letter of credit was cancelled upon payment of the final settlement amount.

Guarantees:

In conjunction with the sale of Fleetwood’s manufactured housing retail business, numerous leased retail locations were assigned to the buyers. Although Fleetwood received indemnification from the assignees, if the assignees were to become unable to continue making payments under the assigned leases, Fleetwood estimates its present maximum potential obligation with respect to leases currently in effect to be $7.0 million as of April 27, 2008. Fleetwood shall remain liable for the remaining lease terms, which range from three months to seven years. The risk of loss is mitigated by the potential to sublease the assigned leases to other parties. The fair value of the guarantee was not material for any of the periods presented.

Other:

Fleetwood Enterprises, Inc. has entered into 11 limited guarantees aggregating $4.1 million for certain obligations of certain retailers to floorplan lenders and an additional three unsecured guarantees aggregating $6.3 million for other obligations. The fair value of the guarantee was not material for any of the periods presented.

(16)         Leases

Certain of Fleetwood’s facilities and equipment are leased under terms that range from monthly to five years.

The following is a schedule by year of future minimum rental payments required under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year as of April 27, 2008:

	Minimum Rental Payments
Fiscal Year	Operating	Capital
	(Amounts in thousands)
2009	$2,936	$2,146
2010	2,810	387
2011	2,324	35
2012	1,567	13
Later years	4,257	—
Total minimum lease payments	$13,894	$2,581

Rental expense for the last three fiscal years was as follows:

	2008	2007	2006
	(Amounts in thousands)
Rental expense	$2,422	$3,510	$4,074
Less: Sublease rental income	(71)	(445)	(364)
	$2,351	$3,065	$3,710

(17)         Stock-Based Incentive Compensation Plans

We have stock options outstanding under several plans: Fleetwood’s Amended and Restated 1992 Stock-Based Incentive Compensation Plan (“1992 Plan”), 2007 Stock Incentive Plan (“2007 Plan”), and the 1992 Non-Employee Director Stock Option Plan (“D92 Plan”). In September 2007, the shareholders approved the 2007 Plan, and all subsequent grants have been from this plan. No further grants may be made under the 1992 Plan or the D92 Plan and all outstanding options under these plans continue to be governed by the terms and conditions of the existing option agreements for those grants. Under the 2007 Plan, Fleetwood is authorized to grant up to 5,000,000 shares plus any shares that were authorized for issuance under the prior plans, but not issued to its officers, key employees, and non-employee directors. As of the date of shareholder approval, there were 5,882,006 shares available for grant under the 2007 Plan. The number of shares issuable under the 2007 Plan may increase in the future as shares become available under the prior plans. Options were also granted to Elden L. Smith, Fleetwood’s President and Chief Executive Officer, as an inducement to his becoming an employee of Fleetwood, under a separate plan that, under the rules of the New York Stock Exchange, was not required to be approved by shareholders.

Beginning with the first quarter of fiscal 2007, performance-based restricted stock units were granted, under Fleetwood’s Amended and Restated 1992 Stock-Based Incentive Compensation Plan, at no cost to officers and certain employees. The performance-based restricted stock units are awarded at the beginning of a one-year performance period. Depending upon the actual achievement of the performance criteria, the number of restricted stock units can vary in number from 0% to 125% of the initial award. Performance is measured against established targets for earnings per share (EPS) or segment operation returns (for awards granted to employees of operating groups) during the one-year performance period. The restricted stock units time-vest ratably over a three-year service period subsequent to the performance period. Under certain qualifying conditions, such as retirement, early retirement, disability, or death, the vesting schedule will accelerate. The fair value of each restricted stock unit is measured on the date of grant using the grant date price of Fleetwood’s stock and recorded as compensation cost over the remaining service period when it is probable that the performance condition will be achieved. If such goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed. All of these plans are shareholder approved, other than the previously mentioned Elden L. Smith Plan.

A summary of option activity under the Plan as of April 27, 2008, and changes during the year then ended is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at April 29, 2007	4,483,904	$13.38	5.69	$4,023,565
Granted	1,211,400	5.81
Exercised	(145,433)	6.00
Forfeited	(70,159)	9.75
Expired	(318,340)	23.90
Outstanding at April 27, 2008	5,161,372	$11.21	6.13	$191,632
Exercisable at April 27, 2008	3,119,151	$13.91	4.35	$191,632

The weighted-average grant-date fair value of options granted during the fiscal years ended 2008, 2007, and 2006 was $2.68, $3.32, and $4.83, respectively. The total intrinsic value of options exercised during the 2008, 2007, and 2006 fiscal years was approximately $590,000, $859,000, and $3.4 million, respectively.

As of April 27, 2008, there was a total of $2.5 million of unrecognized compensation cost related to nonvested stock options granted under Fleetwood’s stock-based incentive compensation plans that will be recognized over the remaining weighted average vesting period of 2.14 years.

A summary of restricted stock award activity for the fiscal year ended April 27, 2008 is presented below:

Restricted Stock Awards	Shares	Weighted Average Grant Date Fair Value
Nonvested at April 29, 2007	—	$—
Granted(1)	248,238	8.71
Vested/issued(2)	(2,830)	8.76
Forfeited(3)	(135,317)	8.76
Nonvested at April 27, 2008	110,091	$8.64

(1)           During fiscal 2008, Fleetwood issued 52,190 restricted stock awards to non-employee directors and 196,048 performance-based restricted stock units to officers and key employees.

(2)           In accordance with the 1992 Plan, the vesting of restricted stock units was accelerated for certain individuals who met the criteria for retirement once the performance condition was achieved.

(3)           Fleetwood canceled 128,861 restricted stock units issued in the current year due to non-achievement of performance targets. The remaining 6,456 restricted stock units were forfeited due to termination of employment.

As of April 27, 2008, there was $300,000 of total unrecognized compensation cost related to nonvested restricted stock awards. The cost is expected to be recognized over a weighted-average period of 3.0 years.

As a result of adopting SFAS No. 123R on May 1, 2006, a total share-based payment cost of $5.1 million and $3.4 million was recognized during the fiscal years ended April 27, 2008 and April 29, 2007, respectively, as a component of operating expenses.

(18)         Stockholder Rights Plan

On September 15, 1998, Fleetwood’s Board of Directors adopted a new stockholder rights agreement to replace the previous plan that expired on November 9, 1998, granting certain new rights to holders of Fleetwood’s common stock. Under the new plan, which was effective November 10, 1998, one right was granted for each share of common stock held as of November 9, 1998, and one right will be granted for each share subsequently issued. Each right entitles the holder, in a hostile takeover scenario and after paying the exercise price (currently $160), to purchase Fleetwood common stock having a market value equal to two times the exercise price. Also, if Fleetwood is merged into another corporation, or if 50% or more of Fleetwood’s assets are sold, then rightholders are entitled, upon payment of the exercise price, to buy common shares of the acquiring corporation at a 50% discount from their then current market value. In either case, these rights are not available to the acquiring party. However, these exercise features will not be activated if the acquiring party makes an offer to acquire all of Fleetwood’s outstanding shares at a price that is judged by the Board of Directors to be fair to all Fleetwood shareholders. The rights may be redeemed by Fleetwood under certain circumstances at the rate of $0.02 per right. The shareholder rights plan dated September 15, 1998, was amended effective April 30, 2001, and again effective December 31, 2002, and again effective June 19, 2008. The rights will expire on November 9, 2008.

(19)         Results by Quarter (Unaudited)

The unaudited results by quarter for fiscal years 2008 and 2007 are shown below (amounts in thousands, except per share data):

Fiscal Year Ended April 2008:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Number of weeks in the quarter	13	13	13	13
Revenues	$488,322	$468,503	$339,608	$363,547
Gross profit	72,389	80,506	47,170	49,782
Operating income (loss)	5,693	4,129	(9,968)	17,979
Income (loss) from continuing operations	(2,311)	(1,414)	(15,064)	21,708
Discontinued operations, net	(35)	201	(1,293)	(2,805)
Net income (loss) used for basic and diluted income (loss) per common share	$(2,346)	$(1,213)	$(16,357)	$18,903
Income (loss) per common share(1):
Basic	$(.04)	$(.02)	$(.25)	$.29
Diluted	$(.04)	$(.02)	$(.25)	$.26
Weighted average common shares:
Basic	64,160	64,243	64,255	64,257
Diluted	64,160	64,243	64,255	72,865

Fiscal Year Ended April 2007:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Number of weeks in the quarter	13	13	13	13
Revenues	$505,459	$496,739	$428,834	$488,315
Gross profit	68,921	68,018	57,874	70,164
Operating loss	(8,436)	(15,830)	(21,395)	(12,118)
Income (loss) from continuing operations	467	(20,373)	(26,138)	(31,969)
Discontinued operations, net	(878)	(54)	(3,767)	(7,249)
Net loss used for basic and diluted loss per common share	$(411)	$(20,427)	$(29,905)	$(39,218)
Loss per common share(1):
Basic and diluted	$(.01)	$(.32)	$(.47)	$(.61)
Weighted average common shares:
Basic	63,892	63,919	63,937	64,058
Diluted	64,502	63,919	63,937	64,058

(1)           Net earnings (loss) per share is computed independently for each of the quarters presented and the summation of quarterly amounts does not necessarily equal the total net earnings (loss) per share reported for the year.

(20)      Subsequent Events

Fleetwood plans to file a registration statement on Form S-4 with respect to an offer by Fleetwood to exchange up to $103 million aggregate principal amount of our new senior secured notes due 2011 and up to $10.5 million in shares of our common stock (the specific number of shares to be issued will be based on the average of the daily volume weighted average market prices of Fleetwood’s common stock for the 20 trading days immediately preceding the second trading day before the expiration date of the exchange offer which is expected to occur in December 2008, unless extended or earlier terminated by Fleetwood, or $0.75 per share, whichever is greater), for up to $100 million of Fleetwood’s outstanding 5% convertible senior subordinated debentures validly tendered and accepted in accordance with the terms of the offer. The new senior secured notes will be issued by Fleetwood and guaranteed by certain wholly-owned subsidiaries of Fleetwood.

Additionally, the secured credit facility has been amended to accommodate the terms of the senior secured notes. The amendment also reduced the loan commitments for the revolving credit facility to $135 million. Fleetwood’s borrowing capacity continues to be governed by the amount of available borrowing base, consisting of inventories, accounts receivable and a real estate sub-facility. The real estate term loan commitment was eliminated and borrowings of $12.8 million were repaid in full. The balance on the revolver as of October 26, 2008 was $479,400 and the borrowing base totaled $94.4 million. After consideration of outstanding borrowings and standby letters of credit of $63.7 million, unused borrowing capacity (availability) was approximately $30.2 million. The interest rates charged under the facility were also increased.

Fleetwood continues to be subject to a springing financial performance covenant, as revised, but only if either (a) average daily liquidity, defined as bank cash, cash equivalents, and unused borrowing capacity, falls below a prescribed minimum level of $45 million in any calendar month or (b) liquidity falls below $25 million on any single day. Fleetwood is also subject to a minimum liquidity covenant whereby liquidity cannot fall below $20 million on any three consecutive business days. During the quarter ended October 26, 2008, average monthly liquidity reported by Fleetwood ranged from $111 million to $129 million. The amendment reduced the total amount of real estate collateral held by the lenders from $79 million to $58 million.

At the Annual Shareholders’ Meeting on September 18, 2008, the par value of the Company’s Common Stock was reduced from $1 per share to $.01 per share and the authorized shares of common stock were increased from 150 million to 300 million.

(21)      Guarantor Condensed Consoldiating Financial Statements

As described in Note 20, Fleetwood plans to commence an exchange offer to exchange up to $103 million aggregate principal amount of new senior secured notes and up to $10.5 million in shares of the common stock, for any and all of its 5% senior subordinated convertible debentures due 2023 validly tendered and accepted in accordance with the terms and subject to the conditions set forth in the prospectus and in the related letter of transmittal. The new senior secured notes will be unconditionally guaranteed on a joint and several basis by Fleetwood’s subsidiaries that are borrowers or guarantors under its existing secured credit facility (“Guarantors”).  Guarantors include substantially all existing, wholly owned subsidiaries, of Fleetwood other than Fleetwood’s wholly owned insurance subsidiary, its subsidiary in Mexico, certain inactive subsidiaries and subsidiaries accounted for as discontinued operations.  The Guarantors also are borrowers under or unconditionally guarantee Fleetwood’s secured credit facility as described in Note 11. There are no significant restrictions under the guarantee on the ability of guarantor subsidiaries to obtain funds from other subsidiary guarantors by dividend or loan. Distributions from Fleetwood Holdings, Inc. and the other guarantor subsidiaries to Fleetwood will be subject to certain restrictions under the agreements governing our secured credit facility.

The senior secured note guarantees will be unsecured and are subordinated in right of payment to the guarantor subsidiaries’ obligations under Fleetwood’s secured credit facility. They will, however, rank senior in right of payment to all other existing and future subordinated indebtedness of these subsidiaries.

The following condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.”  Fleetwood accounts for investment in Fleetwood Holdings, Inc. and its subsidiaries under the equity method of accounting.

Condensed Consolidating Statement of Operations
(Amounts in thousands)

	Year Ended April 27, 2008
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,659,980	$6,247	$(6,247)	$1,659,980
Cost of products sold	—	1,410,133	—	—	1,410,133
Gross profit	—	249,847	6,247	(6,247)	249,847

Operating expenses	—	260,662	8,059	(6,247)	262,474
Other operating income, net	(15,203)	(15,257)	—	—	(30,460)
	(15,203)	245,405	8,059	(6,247)	232,014

Operating income (loss)	15,203	4,442	(1,812)	—	17,833

Other income (expense):
Investment income	—	3,236	1,223	—	4,459
Interest expense	—	(23,010)	—	—	(23,010)
	—	(19,774)	1,223	—	(18,551)

Income (loss) from continuing operations	15,203	(15,332)	(589)	—	(718)
Provision for income taxes	11,930	(8,293)	—	—	3,637
Income (loss) from continuing operations before equity in income of consolidated subsidiaries	27,133	(23,625)	(589)	—	2,919

Equity loss from consolidated subidiaries	(28,146)	—	—	28,146	—
Loss after equity in losses of consolidated subsidiaries	(1,013)	(23,625)	(589)	28,146	2,919

Loss from discontinued operations, net	—	—	(3,932)	—	(3,932)

Net loss	$(1,013)	$(23,625)	$(4,521)	$28,146	$(1,013)

Condensed Consolidating Statement of Operations

(Amounts in thousands)

	Year Ended April 29, 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,919,347	$6,380	$(6,380)	$1,919,347
Cost of products sold	—	1,654,370	—	—	1,654,370
Gross profit	—	264,977	6,380	(6,380)	264,977

Operating expenses	—	313,926	2,723	(6,380)	310,269
Other operating expense, net	—	12,487	—	—	12,487
	—	326,413	2,723	(6,380)	322,756

Operating income (loss)	—	(61,436)	3,657	—	(57,779)

Other income (expense):
Investment income	—	4,623	1,279	—	5,902
Interest expense	—	(25,557)	—	—	(25,557)
Other, net	18,530	—	—	—	18,530
	18,530	(20,934)	1,279	—	(1,125)

Income (loss) from continuing operations	18,530	(82,370)	4,936	—	(58,904)
Provision for income taxes	(16,282)	(2,827)	—	—	(19,109)
Income (loss) from continuing operations before equity in income of consolidated subsidiaries	2,248	(85,197)	4,936	—	(78,013)

Equity loss from consolidated subidiaries	(92,209)	—	—	92,209	—
Income (loss) after equity in income (losses) of consolidated subsidiaries	(89,961)	(85,197)	4,936	92,209	(78,013)

Loss from discontinued operations, net	—	—	(11,948)	—	(11,948)
Net loss	$(89,961)	$(85,197)	$(7,012)	$92,209	$(89,961)

Condensed Consolidating Statement of Operations

(Amounts in thousands)

	Year Ended April 30, 2006
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$2,374,012	$6,352	$(31,982)	$2,348,382
Cost of products sold	—	1,962,489	—	(25,629)	1,936,860
Gross profit	—	411,523	6,352	(6,353)	411,522

Operating expenses	—	366,315	9,819	(6,353)	369,781
Other operating expense, net	—	6,021	—	—	6,021
	—	372,336	9,819	(6,353)	375,802

Operating income (loss)	—	39,187	(3,467)	—	35,720

Other income (expense):
Investment income	—	4,670	767	—	5,437
Interest expense	—	(28,503)	(1,159)	—	(29,662)
	—	(23,833)	(392)	—	(24,225)

Income (loss) from continuing operations	—	15,354	(3,859)	—	11,495
Provision for income taxes	(11,197)	(148)	—	—	(11,345)
Income (loss) from continuing operations before equity in income of consolidated subsidiaries	(11,197)	15,206	(3,859)	—	150

Equity loss from consolidated subidiaries	(17,240)	—	—	17,240	—
Income (loss) after equity in income (losses) of consolidated subsidiaries	(28,437)	15,206	(3,859)	17,240	150

Loss from discontinued operations, net	—	—	(28,587)	—	(28,587)
Net income (loss)	$(28,437)	$15,206	$(32,446)	$17,240	$(28,437)

Condensed Consolidating Balance Sheet

(Amounts in thousands)

	April 27, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$22,624	$33,696	$1,942	$—	$58,262
Restricted cash	16,790	—	—	—	16,790
Marketable investments	462	—	24,625	—	25,087
Receivables	1,717	100,702	2	—	102,421
Inventories	997	138,816	—	—	139,813
Deferred taxes	4,152	6,222	—	—	10,374
Assets of discontinued operations	—	—	22,021	—	22,021
Other current assets	608	6,420	787	—	7,815

Total current assets	47,350	285,856	49,377	—	382,583

Property, plant and equipment, net	5,342	141,231	—	—	146,573
Deferred taxes	18,536	27,812	—	—	46,348
Other assets	41,564	4,356	4,147	—	50,067
Investment in consolidated subsidiaries	196,848	—	—	(196,848)	—

Total assets	$309,640	$459,255	$53,524	$(196,848)	$625,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	1,348	26,350	3	—	$27,701
Employee compensation and benefits	5,977	26,276	—	—	32,253
Product warranty reserves	—	32,898	—	—	32,898
Insurance reserves	—	12,508	—	—	12,508
Liabilities of discontinued operations	—	—	21,037	—	21,037
Short-term borrowings	—	9,568	—	—	9,568
5% convertible senior subordinated debentures	100,000	—	—	—	100,000
Other current liabilities	12,764	25,603	555	—	38,922

Total current liabilities	120,089	133,203	21,595	—	274,887

Deferred compensation and retirement benefits	28,139	—	—	—	28,139
Product warranty reserves	—	15,283	—	—	15,283
Insurance reserves	2,899	6,386	25,553	—	34,838
6% convertible subordinated debentures	160,142	—	—	—	160,142
Other long-term borrowings	—	16,145	—	—	16,145
Intercompany payable (receivable)	(93,840)	(13,398)	107,238	—	—
Other non-current liabilities	5,943	3,926	—	—	9,869

Total liabilities	223,372	161,545	154,386	—	539,303

Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	643	1,708	573	(2,281)	643
Additional paid-in capital	562,656	124,777	333,717	(458,494)	562,656
Retained earnings (accumulated deficit)	(476,207)	171,225	(434,931)	263,706	(476,207)
Accumulated other comprehensive loss	(824)	—	(221)	221	(824)
	86,268	297,710	(100,862)	(196,848)	86,268
Total liabilities and shareholders’ equity	$309,640	$459,255	$53,524	$(196,848)	$625,571

Condensed Consolidating Balance Sheet

(Amounts in thousands)

	April 29, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$11,533	$40,378	$216	$—	$52,127
Marketable investments	548	—	23,613	—	24,161
Receivables	2,211	116,123	—	—	118,334
Inventories	1,339	161,605	—	—	162,944
Deferred taxes	2,324	9,434	—	—	11,758
Assets of discontinued operations	—	—	31,408	—	31,408
Other current assets	766	8,474	867	—	10,107

Total current assets	18,721	336,014	56,104	—	410,839

Property, plant and equipment, net	10,989	174,465	—	—	185,454
Deferred taxes	8,435	34,142	—	—	42,577
Other assets	51,857	3,601	8,843	—	64,301
Investment in consolidated subsidiaries	230,580	—	—	(230,580)	—

Total assets	$320,582	$548,222	$64,947	$(230,580)	$703,171

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,938	$47,685	$2	$—	$49,625
Employee compensation and benefits	6,532	40,236	250	—	47,018
Product warranty reserves	—	42,222	—	—	42,222
Insurance reserves	—	18,629	—	—	18,629
Liabilities of discontinued operations	—	—	29,486	—	29,486
Short-term borrowings	—	7,314	—	—	7,314
Other current liabilities	14,799	35,873	1,680	—	52,352

Total current liabilities	23,269	191,959	31,418	—	246,646

Deferred compensation and retirement benefits	31,131	2,717	73	—	33,921
Product warranty reserves	—	21,259	—	—	21,259
Insurance reserves	8,141	335	26,084	—	34,560
5% convertible senior subordinated debenture	100,000	—	—	—	100,000
6% convertible subordinated debentures	160,142	—	—	—	160,142
Other long-term borrowings	—	17,508	—	—	17,508
Intercompany payable (receivable)	(88,108)	(15,314)	103,422	—	—
Other non-current liabilities	—	3,128	—	—	3,128

Total liabilities	234,575	221,592	160,997	—	617,164

Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	641	2,698	573	(3,271)	641
Additional paid-in capital	556,644	125,277	333,717	(458,994)	556,644
Retained earnings (accumulated deficit)	(475,194)	194,850	(430,410)	235,560	(475,194)
Accumulated other comprehensive income	3,916	3,805	10	(3,875)	3,916
	86,007	326,630	(96,050)	(230,580)	86,007
Total liabilities and shareholders’ equity	$320,582	$548,222	$64,947	$(230,580)	$703,171

Condensed Consolidating Statement of Cash Flows

(Amounts in thousands)

	Year Ended April 27, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss after equity in losses of consolidated subsidiaries	$(1,013)	$(23,625)	$(589)	$28,146	$2,919
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation expense	—	17,995	—	—	17,995
Amortization of financing costs	—	1,543	—	—	1,543
Stock-based compensation expense	—	5,141	—	—	5,141
Gain on sale of property, plant and equipment	(15,203)	(17,284)	—	—	(32,487)
Foreign currency translation gain	—	(4,066)	—	—	(4,066)
Asset impairment	—	4,375	—	—	4,375
Gain (loss) on investment securities transactions	—	—	(23)	—	(23)
Deferred taxes	(11,929)	7,042	—	—	(4,887)
Equity in earnings of consolidated subsidiaries	28,146	—	—	(28,146)	—
Changes to assets and liabilities—
Receivables	494	15,421	(2)	—	15,913
Inventories	342	22,789	—	—	23,131
Other assets	10,451	(1,586)	4,776	—	13,641
Other liabilities	(11,414)	(60,852)	(1,978)	—	(74,244)
Net cash used in operating activities	(126)	(33,107)	2,184	—	(31,049)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	—	—	(1,237)	—	(1,237)
Purchases of property, plant and equipment	(1,086)	(4,933)	—	—	(6,019)
Proceeds from sales of property, plant and equipment	22,927	36,772	—	—	59,699
Change in restricted cash	(16,790)	—	—	—	(16,790)
Net cash provided by investing activities	5,051	31,839	(1,237)	—	35,653

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in short-term borrowings	—	1,984	—	—	1,984
Borrowings of long-term debt	—	3,928	—	—	3,928
Payments made on long-term debt	—	(5,021)	—	—	(5,021)
Proceeds from exercise of stock options	873	—	—	—	873
Advances to affiliates	5,293	(6,566)	1,273	—	—
Net cash provided by financing activities	6,166	(5,675)	1,273	—	1,764

Net cash used in discontinued operations	—	—	(494)	—	(494)

Foreign currency translation adjustment	—	261	—	—	261
Net change in cash and cash equivalents	11,091	(6,682)	1,726	—	6,135
Cash and cash equivalents at beginning of period	11,533	40,378	216	—	52,127
Cash and cash equivalents at end of period	$22,624	$33,696	$1,942	$—	$58,262

Condensed Consolidating Statement of Cash Flows

(Amounts in thousands)

	Year Ended April 29, 2007
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations after equity in income (losses) of consolidated subsidiaries	$(89,961)	$(85,197)	$4,936	$92,209	$(78,013)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation expense	—	21,525	—	—	21,525
Amortization of financing costs	—	3,549	—	—	3,549
Stock-based compensation expense	—	3,438	—	—	3,438
Gain on sale of property, plant and equipment	—	(4,325)	—	—	(4,325)
Asset impairment	—	2,800	—	—	2,800
Gain on redemption of convertible trust preferred securities	(18,530)	—	—	—	(18,530)
Gain on investment securities transactions	—	—	(33)	—	(33)
Deferred taxes	16,282	(1,561)	—	—	14,721
Equity in earnings of consolidated subsidiaries	92,209	—	—	(92,209)	—
Changes in assets and liabilities—
Receivables	(2,211)	33,665	—	—	31,454
Inventories	(425)	5,501	—	—	5,076
Other assets	9,074	(1,667)	3,822	—	11,229
Other liabilities	(5,630)	(11,483)	(7,123)	—	(24,236)
Net cash used in operating activities	808	(33,755)	1,602	—	(31,345)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	—	—	(1,085)	—	(1,085)
Purchases of property, plant and equipment	—	(7,752)	—	—	(7,752)
Proceeds from sales of property, plant and equipment	—	12,398	—	—	12,398
Net cash provided by investing activities	—	4,646	(1,085)	—	3,561

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in short-term borrowings	—	(341)	—	—	(341)
Payments made on long-term debt	—	(5,512)	—	—	(5,512)
Redemption of convertible subordinated debentures	(30,385)	—	—	—	(30,385)
Proceeds from exercise of stock options	1,063	—	—	—	1,063
Advances to affiliates	41,284	(49,059)	7,775	—	—
Net cash provided by financing activities	11,962	(54,912)	7,775	—	(35,175)

Net cash used in discontinued operations	—	—	(8,523)	—	(8,523)

Foreign currency translation adjustment	—	469	—	—	469
Net change in cash and cash equivalents	12,770	(83,552)	(231)	—	(71,013)
Cash and cash equivalents at beginning of period	(1,237)	123,930	447	—	123,140
Cash and cash equivalents at end of period	$11,533	$40,378	$216	$—	$52,127

Condensed Consolidating Statement of Cash Flows

(Amounts in thousands)

	Year Ended April 30, 2006
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) after equity income (losses) of subsidiaries	$(28,437)	$15,206	$(3,859)	$17,240	$150
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation expense	—	21,911	—	—	21,911
Amortization of financing costs	—	1,476	—	—	1,476
Gain on sale of property, plant and equipment	—	(475)	—	—	(475)
Asset impairment	—	1,550	—	—	1,550
Gain on redemption of convertible trust preferred securities	—	—	—	—	—
Gain on investment securities transactions	—	—	(12)	—	(12)
Deferred taxes	11,196	(5,489)	—	—	5,707
Equity in earnings of consolidated subsidiaries	17,240	—	—	(17,240)	—
Changes in assets and liabilities—
Receivables	—	11,225	—	—	11,225
Inventories	(238)	56,615	—	—	56,377
Other assets	7,109	6,286	1,628	—	15,023
Other liabilities	(45,177)	(18,095)	(10,025)	—	(73,297)
Net cash used in operating activities	(38,307)	90,210	(12,268)	—	39,635

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	—	—	(5,113)	—	(5,113)
Purchases of property, plant and equipment	—	(15,303)	—	—	(15,303)
Proceeds from sales of property, plant and equipment	—	3,908	—	—	3,908
Net cash provided by investing activities	—	(11,395)	(5,113)	—	(16,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common Stock issued-private placement	66,048	—	—	—	66,048
Changes in short-term borrowings	—	(9,423)	(43,042)	—	(52,465)
Borrowings of long-term debt	—	22,000	—	—	22,000
Payments made on long-term debt	—	(4,467)	—	—	(4,467)
Proceeds from exercise of stock options	5,911	—	—	—	5,911
Advances to affiliates	(38,461)	21,319	17,142	—	—
Net cash provided by financing activities	33,498	29,429	(25,900)	—	37,027

Net cash used in discontinued operations	—	—	33,187	—	33,187

Foreign currency translation adjustment	—	1,951	—	—	1,951
Net change in cash and cash equivalents	(4,809)	110,195	(10,094)	—	95,292
Cash and cash equivalents at beginning of period	3,572	13,735	10,541	—	27,848
Cash and cash equivalents at end of period	$(1,237)	$123,930	$447	$—	$123,140

Schedule II—Valuation and Qualifying Accounts

(Amounts in Thousands)

	Balance at beginning of year	Additions charged to costs and expenses	Payment or utilization	Balance at end of year
Fiscal year ended April 27, 2008:
Product warranty reserves	$63,481	$46,031	$(61,331)	$48,181
Insurance reserves	53,189	15,514	(21,357)	47,346

Fiscal year ended April 29, 2007:
Product warranty reserves	$64,740	$69,655	$(70,914)	$63,481
Insurance reserves	53,799	27,628	(28,238)	53,189

Fiscal year ended April 30, 2006:
Product warranty reserves	$62,198	$82,216	$(79,674)	$64,740
Insurance reserves	51,103	32,194	(29,498)	53,799